                                                                     EXHIBIT 2.1

--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT




                                     BETWEEN




                          THE SELLERS IDENTIFIED HEREIN


                                       AND


                            TECUMSEH PRODUCTS COMPANY




                     --------------------------------------




                          Dated as of November 27, 2002






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                                TABLE OF CONTENTS

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ARTICLE 1             SALE AND PURCHASE OF SHARES.......................................................1

         1.1      Sale and Purchase of Shares...........................................................1

ARTICLE 2             PURCHASE PRICE AND PAYMENT........................................................2

         2.1      Purchase Price........................................................................2

         2.2      Adjustment of Initial Purchase Price..................................................2

         2.3      Payment of Initial and Final Purchase Price...........................................6

         2.4      Allocation of Final Purchase Price....................................................6

         2.5      Elkhorn and Ozark Adjustment..........................................................6

         2.6      Pension Plan Escrow...................................................................7

ARTICLE 3             CLOSING AND TERMINATION...........................................................7

         3.1      Closing Date..........................................................................7

         3.2      Termination of Agreement..............................................................7

         3.3      Procedure Upon Termination............................................................8

         3.4      Effect of Termination.................................................................8

ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF INVENSYS AND THE SELLERS........................8

         4.1      Organization and Good Standing........................................................8

         4.2      Authorization of Agreement............................................................9

         4.3      Capitalization........................................................................9

         4.4      Subsidiaries..........................................................................9

         4.5      Corporate Records....................................................................10

         4.6      Conflicts; Consents of Third Parties.................................................10

         4.7      Ownership and Transfer of Shares.....................................................11

         4.8      Financial Statements.................................................................11

         4.9      No Undisclosed Liabilities...........................................................12

         4.10     Absence of Certain Developments......................................................12

         4.11     Certain Tax Matters..................................................................13

         4.12     Real Property........................................................................16

         4.13     Tangible Personal Property...........................................................16

         4.14     Technology and Intellectual Property.................................................17

         4.15     Material Contracts...................................................................18
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         4.16     Employee Benefits....................................................................19

         4.17     Labor................................................................................22

         4.18     Litigation...........................................................................22

         4.19     Compliance with Laws; Governmental Authorizations....................................23

         4.20     Environmental Matters................................................................24

         4.21     Financial Advisors...................................................................24

         4.22     Insurance............................................................................25

         4.23     Certain Payments.....................................................................25

         4.24     Relationships with Related Persons...................................................25

         4.25     No Other Representations or Warranties...............................................25

ARTICLE 5             REPRESENTATIONS AND WARRANTIES OF PURCHASER......................................26

         5.1      Organization and Good Standing.......................................................26

         5.2      Authorization of Agreement...........................................................26

         5.3      Conflicts; Consents of Third Parties.................................................26

         5.4      Litigation...........................................................................27

         5.5      Investment Intention.................................................................27

         5.6      Financial Advisors...................................................................27

         5.7      Sufficiency of Funds.................................................................27

ARTICLE 6             COVENANTS........................................................................27

         6.1      Access to Management.................................................................27

         6.2      Conduct of Business Pending the Closing..............................................28

         6.3      Employee Matters.....................................................................29

         6.4      Preservation of Records..............................................................32

         6.5      Publicity............................................................................33

         6.6      Schedule of Retiree Benefit Plan Participants........................................33

         6.7      Use of Name..........................................................................33

         6.8      Insurance............................................................................34

         6.9      Reasonable Commercial Efforts........................................................34

         6.10     HSR Act Compliance; Foreign Governmental Approvals...................................35

         6.11     Contacts with Suppliers, Employees and Customers.....................................35
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         6.12     Invensys Commitments.................................................................35

         6.13     Intellectual Property................................................................36

         6.14     Notification.........................................................................36

         6.15     Estoppel Certificates and Title Commitments..........................................36

         6.16     Financial Statements.................................................................36

         6.17     Transition Services Agreement........................................................37

ARTICLE 7             CONDITIONS TO CLOSING............................................................38

         7.1      Condition Precedent to Obligations of Purchaser......................................38

         7.2      Condition Precedent to Obligations of Sellers........................................38

         7.3      Conditions to Each Party's Obligations...............................................39

ARTICLE 8             DOCUMENTS TO BE DELIVERED........................................................39

         8.1      Documents to be Delivered by the Sellers.............................................39

         8.2      Documents to be Delivered by the Purchaser...........................................40

ARTICLE 9             INDEMNIFICATION..................................................................41

         9.1      General Indemnification..............................................................41

         9.2      Limitations on Indemnification.......................................................42

         9.3      Limitations on Indemnification for Environmental Losses..............................43

         9.4      Survival of Representations and Warranties and Covenants.............................43

         9.5      General Indemnification Procedures...................................................44

         9.6      Tax Matters..........................................................................47

         9.7      Indemnification for Products Liability and Product Recall............................53

         9.8      Employee Liabilities.................................................................53

         9.9      Exclusive Remedies...................................................................54

         9.10     Adjustments for Insurance and Tax Benefits...........................................55

         9.11     Treatment of Indemnity Payments......................................................55

ARTICLE 10            MISCELLANEOUS....................................................................55

         10.1     Certain Definitions..................................................................55

         10.2     Payment of Transfer Taxes............................................................65

         10.3     Expenses.............................................................................65

         10.4     Further Assurances...................................................................65
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         10.5     Governing Law........................................................................66

         10.6     Submission to Jurisdiction; Consent to Service of Process............................66

         10.7     Entire Agreement; Amendments and Waivers.............................................66

         10.8     Table of Contents and Headings.......................................................66

         10.9     Notices..............................................................................66

         10.10    Severability.........................................................................67

         10.11    Binding Effect; No Third Party Beneficiaries; Assignment.............................67

         10.12    Counterparts.........................................................................68
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                         TABLE OF ANNEXES AND SCHEDULES

                                    Schedules

Schedule 2.2            -    Accounting Principles
Schedule 2.2.2.4        -    ABO Calculation Assumptions
Schedule 2.5            -    Scheduled Cash Shut-down Costs Budgeted For Elkhorn
                             and Ozark
Schedule 4.4            -    Subsidiaries
Schedule 4.6.1          -    Conflicts - Sellers
Schedule 4.6.2          -    Required Consents and Approvals - Sellers
Schedule 4.8            -    Recent Management Accounts
Schedule 4.9.1          -    Undisclosed Liabilities
Schedule 4.9.2          -    Liabilities Incurred Since the Most Recent
                             Management Accounts
Schedule 4.10           -    Certain Developments
Schedule 4.10.8         -    Capital Expenditure Budget
Schedule 4.11           -    Tax Matters
Schedule 4.11.5         -    Tax Returns List
Schedule 4.11.6         -    Taxable Years/Contested Deficiencies
Schedule 4.12           -    Company Properties
Schedule 4.13           -    Tangible Personal Property
Schedule 4.14.1         -    Registered Patents, Trademarks and Copyrights (and
                             Applications therefor) Included in Fasco Business
                             Intellectual Property
Schedule 4.14.2         -    Third Party Owners of Fasco Business Intellectual
                             Property
Schedule 4.14.3         -    Assignments, Transfers, Conveyances or Encumbrances
                             of Fasco Business Intellectual Property
Schedule 4.14.4         -    Challenges to Validity and Enforceability of Fasco
                             Business Intellectual Property
Schedule 4.14.5         -    Third Party Infringement on or Violation of Fasco
                             Business Intellectual Property
Schedule 4.14.6.1       -    Intellectual Property/Technology Used and Not Owned
                             by the Fasco Business
Schedule 4.14.6.2       -    Intellectual Property/Technology Used and Not Owned
                             by the Fasco Business Subject to Third-Party
                             Licenses
Schedule 4.14.7         -    Fasco Business Royalty and Similar Payment
                             Obligations
Schedule 4.14.8         -    Alleged Infringements of Third Party Trademark,
                             Copyright or Trade Secret Rights
Schedule 4.15           -    Material Contracts
Schedule 4.16.1         -    Employee Benefit Plans
Schedule 4.16.6         -    Reportable Events to which Notice Must Be Given to
                             the PBGC
Schedule 4.17.1         -    Labor
Schedule 4.18.1         -    Litigation - Legal Proceedings
Schedule 4.18.2         -    Litigation - Orders
Schedule 4.19.1         -    Compliance with Laws



                                       v

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Schedule 4.19.2         -    Governmental Authorizations
Schedule 4.20           -    Environmental Matters
Schedule 4.21           -    Sellers' Financial Advisors
Schedule 4.24           -    Relationships with Related Persons
Schedule 5.3.2          -    Required Consents and Approvals - Purchaser
Schedule 5.6            -    Purchaser's Financial Advisors
Schedule 5.7.2          -    Sources of Purchaser's Financing
Schedule 6.2            -    Conduct of the Business Pending the Closing
Schedule 6.12           -    Invensys Commitments
Schedule 9.7            -    Product Liability Claims

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
                                     Annexes

Annex A           -          Companies and Ownership of Shares
Annex B           -          Form of Non-Competition Agreement
Annex C           -          Form of Estoppel Certificate
Annex D           -          Procedures Used to Determine Knowledge of Sellers
Annex E           -          Form of Escrow Agreement
Annex F           -          Transition Services Agreement

                                                                  EXECUTION COPY

                                  PROJECT POLE
                            STOCK PURCHASE AGREEMENT


                  STOCK PURCHASE AGREEMENT, dated as of November 27, 2002 (this "Agreement"), by and among Tecumseh Products Company, a corporation organized and existing under the laws of the State of Michigan (the "Purchaser"), BTR Industries Limited, a corporation organized and existing under the laws of England and Wales ("BTRI"), BTR (European Holdings) BV, a corporation organized and existing under the laws of the Netherlands ("BTR Holdings"), CPN Holdings Pty Limited, a corporation organized and existing under the laws of Australia ("CPN"), Invensys Controls Mexican Holding, L.L.C., a limited liability company organized and existing under the laws of Mexico ("ICMH") and BTR (USA) Finance Company, a Massachusetts business trust ("BTR Finance" and each of BTRI, BTR Holdings, CPN and ICMH, a "Seller" and, collectively, the "Sellers"), and Invensys plc, a corporation organized and existing under the laws of England and Wales ("Invensys").

                              W I T N E S S E T H:

                  WHEREAS, the Sellers own all of the issued and outstanding shares (collectively, the "Shares") of capital stock of the companies set forth on Annex A (each a "Company" and, collectively, the "Companies"), except as otherwise indicated thereon; and

                  WHEREAS, Invensys is the indirect owner of all of the issued and outstanding capital stock of, or ownership interests in, each of the Sellers; and

                  WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, the Shares for the purchase price and upon the terms and conditions hereinafter set forth; and

                  WHEREAS, certain terms used in this Agreement are defined in
Section 10.1;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                   ARTICLE 1

                           SALE AND PURCHASE OF SHARES

                  1.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date each Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from each Seller, the Shares held by such Seller set forth next to such Seller's name on Annex A hereto.

The purchase and sale of the Shares pursuant to this Agreement shall be effective as of the close of the business on the Closing Date (the "Effective Time").

                                   ARTICLE 2

                           PURCHASE PRICE AND PAYMENT

                  2.1 Purchase Price.

                  2.1.1 The unadjusted purchase price for the Shares (the "Initial Purchase Price") shall be an amount equal to Four Hundred Fifteen Million Dollars ($415,000,000) adjusted for the Estimated External Cash/Debt Balance, the Elkhorn and Ozark Adjustment and the Estimated Trade Working Capital Adjustment. The Initial Purchase Price is subject to adjustment pursuant to Section 2.2 (as adjusted, the "Final Purchase Price"). The Initial Purchase Price and the Final Purchase Price shall be payable as provided in Section 2.3. All amounts set forth in this Agreement shall be in United States Dollars, unless otherwise stated.

                  2.1.2 The Sellers shall provide written notice of the Estimated External Cash/Debt Balance, the Elkhorn and Ozark Adjustment, and the Estimated Trade Working Capital Adjustment to the Purchaser at least five (5) days prior to the Closing Date.

                  2.2 Adjustment of Initial Purchase Price.

                  2.2.1 Final Trade Working Capital, Final External Cash/Debt Balance, Final Intercompany Payables, and Final Intercompany Receivables shall be determined as set forth in this Section 2.2.1.

                  2.2.1.1 The Purchaser shall prepare and deliver to the Sellers, within forty-five (45) days after the Closing, the Closing Management Accounts, which shall be prepared in accordance with the Accounting Principles.

                  2.2.1.2 The Purchaser also shall prepare and deliver to the Sellers, within forty-five (45) days after the Closing, a post-Closing purchase price adjustment statement (the "Adjustment Statement") detailing Purchaser's determination of: (i) the Final Trade Working Capital, (ii) the Final External Cash/Debt Balance, (iii) the Final Intercompany Payables, and (iv) Final Intercompany Receivables. The Adjustment Statement shall be prepared based upon the Closing Management Accounts, adjusted as necessary in accordance with the Accounting Principles, and including, but not limited to, the following adjustments:

                           2.2.1.2.1 the Final External Cash/Debt Balance shall
be calculated converting the cash/debt balances of each Company or Subsidiary, in respect of which the management accounts are not expressed in US dollars, into US

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dollars at the closing mid-point US dollar spot rate shown in the Financial
Times published on the first Business Day following Closing; and

                           2.2.1.2.2 the Final Intercompany Payables and Final
Intercompany Receivables in respect of each Company or Subsidiary, the management accounts of which are not expressed in US dollars, shall be converted into US dollars at the closing mid-point US dollar spot rate shown in the Financial Times published on the first Business Day following Closing.

Any adjustments to the Closing Management Accounts balance sheet other than those described above shall, for the avoidance of doubt, be applied in a mutually consistent manner to the calculation of: (i) the Final External Cash/Debt Balance, (ii) the Final Trade Working Capital, (iii) Final Intercompany Payables, (iv) Final Intercompany Receivables, and (v) the Pension Plan Assets Adjustment. The Sellers shall give the Purchaser and its accountants and other appropriate personnel such assistance, as the Purchaser or such accountants or other personnel may reasonably request during normal business hours in order to enable them to prepare the Adjustment Statement. The Purchaser shall promptly deliver to the Sellers all such workpapers and other data used in the preparation of the Closing Management Accounts as may reasonably be requested by the Sellers.

                  2.2.1.3 The Adjustment Statement shall be final and binding on the parties unless the Sellers shall, within thirty (30) days following the delivery of the Adjustment Statement, deliver to the Purchaser written notice of objection (the "Objection Notice") with respect to the Adjustment Statement. The Objection Notice shall specify in reasonable detail the disputed items on the Adjustment Statement and describe in reasonable detail the basis for the disputed items, including the data that forms the basis thereof, as well as the amount in dispute.

                  2.2.1.4 If the Objection Notice is delivered, the parties shall consult with each other with respect to the disputed items and attempt in good faith to resolve the dispute. If the parties are unable to reach agreement within thirty (30) days after delivery of the Objection Notice, either the Purchaser or the Sellers may refer any unresolved disputed items to an accounting firm of national reputation selected by mutual agreement of the Purchaser and the Sellers, or if the Purchaser and the Sellers are unable to so agree, Deloitte & Touche LLP (the "Unrelated Accounting Firm"). The Unrelated Accounting Firm shall be directed to render a written report as promptly as practicable and, in any event, within thirty (30) days on the unresolved disputed items and to resolve only those issues of dispute set forth in the Objection Notice. The Unrelated Accounting Firm shall resolve such issues of dispute in accordance with the Accounting Principles. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by the Sellers and the Purchaser.

2.2.2 In order to determine the Final Purchase Price, the Initial Purchase Price shall be adjusted in respect of (i) the Final Trade Working Capital, (ii) the Final External Cash/Debt Balance, (iii) the Final Net Intercompany Amount, and
(iv) the Pension Plan Assets Adjustment as set forth in this Section 2.2.2:

                  2.2.2.1 Final Trade Working Capital Adjustment.

                           2.2.2.1.1 If the amount of Final Trade Working
Capital determined in accordance with Section 2.2.1 is less than the Baseline Trade Working Capital and that difference is greater than One Hundred Fifty Thousand Dollars ($150,000), the Initial Purchase Price shall be decreased by an amount equal to the excess of the difference over One Hundred Fifty Thousand Dollars ($150,000). For the avoidance of doubt, if the difference is less than One Hundred Fifty Thousand Dollars ($150,000), no adjustment shall be made.

                           2.2.2.1.2 If the amount of the Final Trade Working
Capital is greater than the Baseline Trade Working Capital and that difference is greater than One Hundred Fifty Thousand Dollars ($150,000), the Initial Purchase Price shall be increased by an amount equal to excess of the difference over One Hundred Fifty Thousand Dollars ($150,000). For the avoidance of doubt, if the difference is less than One Hundred Fifty Thousand Dollars ($150,000), no adjustment shall be made.

                           2.2.2.1.3 The Initial Purchase Price shall be further
adjusted to the extent the adjustment to the Initial Purchase Price to be made pursuant to this Section 2.2.2.1 is more or less than the adjustment made in
Section 2.1.1 by virtue of application of the Estimated Trade Working Capital Adjustment. The amount of such further adjustment to the Initial Purchase Price is the "Final Trade Working Capital Adjustment."

                  2.2.2.2 Final External Cash/Debt Balance Adjustment.

                           2.2.2.2.1 If the amount of the Final External
Cash/Debt Balance determined in accordance with Section 2.2.1 is less than the Estimated External Cash/Debt Balance, the Initial Purchase Price shall be decreased by an amount equal to the difference.

                           2.2.2.2.2 If the amount of the Final External
Cash/Debt Balance determined in accordance with Section 2.2.1 is greater than the Estimated External Cash/Debt Balance, the Initial Purchase Price shall be increased by an amount equal to the difference.

                  2.2.2.3 Final Intercompany Amount Adjustment. Final Intercompany Receivables and Final Intercompany Payables shall be netted as of the Closing, and the resulting amount shall be referred to herein as the "Final Net Intercompany Amount." If the Final Net Intercompany Amount is a payable owing by the Company and the Subsidiaries to Invensys and its Affiliates (other than the Company and the Subsidiaries), it shall be deducted from the Initial Purchase Price and such amount shall be paid at Closing by Purchaser in satisfaction of such payable. If the Final Net Intercompany Amount results in a payable owing by Invensys or its Affiliates (other than the Company and its Subsidiaries) to the Company and Subsidiaries, it shall be added to the Initial Purchase Price and such amount shall be paid at Closing by Sellers in satisfaction of such receivable. The parties acknowledge that the netting of Final Intercompany Receivables and Final Intercompany Payables, the payment of the Final Net Intercompany Amount (whether a payable or a receivable), and the resulting adjustment to the Initial Purchase Price, will always be non-cash adjustments, and, by means of the process referred to in this Section 2.2.2.3, as of the Closing, the Final Intercompany Payables and Final Intercompany Receivables shall be extinguished and released. All intercompany arrangements, except those provided for in the Transition Services Agreement, shall be cancelled as of the Closing.

                  2.2.2.4 Pension Plan Assets Adjustment.

                           2.2.2.4.1 In the event the fair market value of the
assets of Sellers' Salaried Trust transferred to Purchaser's Salaried Trust (as finally determined pursuant to Section 6.3.7) equals or exceeds 85% of the ABO (calculated according to the assumptions set forth on Schedule 2.2.2.4) attributable to the Salaried Pension Transferees as of the Closing Date, the Escrow Funds shall be released from the Pension Plan Escrow and the full amount of such Escrow Funds shall be paid to Invensys (as agent for Sellers) together with any interest accrued and allocated to Sellers in accordance with Section
2.6. If the value so determined equals 85% of the ABO, there shall be no adjustment to the Initial Purchase Price. If the value so determined exceeds 85% of the ABO, the Initial Purchase Price shall be increased by an amount equal to such excess and such amount shall be paid to Invensys, as agent for Sellers, by Purchaser in accordance with Section 2.3.4.

                           2.2.2.4.2 In the event that 85% of the ABO
attributable to the Salaried Pension Transferees as of the Closing Date exceeds the fair market value of the assets of Sellers' Salaried Trust transferred to Purchaser's Salaried Trust (as finally determined pursuant to Section 6.3.7), the Initial Purchase Price shall be reduced by the amount of such excess and an amount equal to such excess amount shall be released from the Pension Plan Escrow (or the full amount of such Escrow Funds if such excess is equal to or greater than such amount) and paid to Purchaser, together with any interest accrued and allocated to Purchaser in accordance with Section 2.6. If the amount of such excess equals the amount of the Escrow Funds, no further payments shall be made. If the amount of such excess is greater than the amount of the Escrow Funds, Invensys (as agent for the Sellers) shall pay any such difference to Purchaser in accordance with Section 2.3.4. If the amount of such excess is less than the amount of the Escrow Funds, an amount equal to such difference shall be released from the Pension Plan Escrow and paid to Invensys (as agent for Sellers) together with any interest accrued and allocated to Sellers in accordance with Section 2.6. The amount of any adjustment to the Initial Purchase Price determined pursuant to either Section 2.2.2.4.1 or this Section 2.2.2.4.2 shall be known as the "Pension Plan Assets Adjustment."

                  2.3 Payment of Initial and Final Purchase Price.

                  2.3.1 At the Closing, the Purchaser shall pay to Invensys (as agent for the Sellers) an amount equal to the Initial Purchase Price, minus the Escrow Funds, by wire transfer of immediately available funds to an account or accounts designated by the Sellers in writing at least three (3) Business Days prior to the Closing Date.

                  2.3.2 Within five (5) Business Days after the determination of the Final Trade Working Capital and Final External Cash/Debt Balance in accordance with Section 2.2, Invensys (as agent for the Sellers) shall pay to the Purchaser, or the Purchaser shall pay to Invensys (as agents for the Sellers), as the case may be, the net amount of any adjustment to the Initial Purchase Price required pursuant to Sections 2.2.2.1 and 2.2.2.2 (the "Adjustment Amount").

                  2.3.3 Payment of the Adjustment Amount shall be made by wire transfer of immediately available funds to a single account designated in writing at least five (5) Business Days prior to such payment by Invensys or the Purchaser, as the case may be, and shall be accompanied by a payment of interest determined by computing simple interest on the Adjustment Amount from the Closing Date to the date of payment(s) at the rate of interest announced publicly by JPMorgan Chase Bank from time to time as its "reference rate" (on the basis of a 365-day year).

                  2.3.4 Any amounts payable to Purchaser or to Invensys (as agent for Sellers) as the case may be, pursuant to Section 2.2.2.4 shall be made by wire transfer on the date of the final determination of the fair market value of the assets of Seller's Salaried Trust transferred to Purchaser's Salaried Trust pursuant to Section 6.3.7.

                  2.4 Allocation of Final Purchase Price.

                  2.4.1 Sellers and Purchaser agree to allocate the Initial Purchase Price among the Companies at or prior to the Closing. Within thirty
(30) days following the later of the determination of the Adjustment Amount or the Pension Plan Assets Adjustment, Sellers and Purchaser shall agree upon a revised purchase price allocation to reflect such adjustments in accordance with the character of each such adjustment and in a manner that is consistent with the allocation of the Initial Purchase Price.

                  2.4.2 Neither Sellers, Purchaser nor any of their respective Affiliates shall file any Tax Return or other document or otherwise take, or agree to take, any position on any Tax Return which is inconsistent with the allocation determined pursuant to this Section 2.4, unless otherwise required by Law.

                  2.5 Elkhorn and Ozark Adjustment. Schedule 2.5 lists the scheduled cash shut-down costs expected to be incurred in connection with the closure of the

Elkhorn and Ozark facilities. The Initial Purchase Price payable at Closing shall include a reduction equal to the sum of the amounts scheduled on Schedule
2.5 which have not been expended as of the Closing.

                  2.6 Pension Plan Escrow. At the Closing, the Sellers, Invensys, and the Purchaser shall enter into an agreement substantially in the form of the Escrow Agreement, with Wachovia Bank (or such other institution as the parties otherwise agree) as escrow agent (the "Escrow Agent" ), pursuant to which the Escrow Funds shall be deposited into an interest bearing account with the Escrow Agent (the "Pension Plan Escrow") . Until the pension plan assets are transferred to Purchaser's Salaried Trust as described in Section 6.3.7, and the Pension Plan Assets Adjustment has been determined, the Escrow Funds will remain on deposit with the Escrow Agent. Interest accruing on the Escrow Funds shall belong to Sellers from the Closing Date until the earlier of (i) the date on which the pension assets are transferred, or (ii) the date which is one hundred twenty (120) days from the Closing Date. In the event that the pension plan assets have not been transferred to Purchaser's Salaried Trust on or before one hundred twenty (120) days from the Closing Date, interest on the Escrow Funds accruing thereafter shall be payable upon distribution of the Escrow Funds to Sellers and Purchaser in proportion to the allocation of the Escrow Funds between the parties in accordance with Section 2.2.2.4. All fees and costs of the Escrow Agent shall be borne equally by the Purchaser and the Sellers.

                                   ARTICLE 3

                             CLOSING AND TERMINATION

                  3.1 Closing Date. The closing of the sale and purchase of the Shares (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, New York 10153 at 10:00 a.m., New York City time, on the third Business Day after the conditions to closing set forth in Section 7.1, Section 7.2 and Section 7.3 (other than those to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived by the party entitled to waive such condition, or on such other date after such satisfaction or waiver and at such other time and place upon which the Sellers and the Purchaser shall agree (which time and place are designated as the "Closing Date").

                  3.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

                  3.2.1 At the election of either the Sellers or the Purchaser on or after March 31, 2003, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

                  3.2.2 by mutual written consent of the Sellers and the Purchaser;

                  3.2.3 at the election of either the Sellers or the Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any appealable adverse determination (and pursue such appeal with reasonable diligence); or

                  3.2.4 by the Purchaser or the Sellers, as the case may be, if any condition in Article 7 to its or their obligations becomes impossible to satisfy (other than through the failure of the party seeking termination to comply with its obligations under this Agreement), and such condition has not been waived by the party entitled to the benefit thereof.

                  3.3 Procedure Upon Termination. In the event the Purchaser or the Sellers, or both, elect to terminate this Agreement pursuant to Section 3.2, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase and sale of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Sellers. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

                  3.4 Effect of Termination. In the event this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Companies or any Seller; provided, however, that the obligations of the parties set forth in Section 6.5 and Section 10.3 shall survive any such termination and shall be enforceable hereunder; provided, further, that nothing in this Section 3.4 shall relieve the Purchaser, any Seller or Invensys of any liability for a breach of this Agreement.

                                   ARTICLE 4

           REPRESENTATIONS AND WARRANTIES OF INVENSYS AND THE SELLERS

                  The Sellers and Invensys hereby jointly and severally represent and warrant to the Purchaser that:

                  4.1 Organization and Good Standing. Each Company and each Seller is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth above or on Annex A and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Company is duly qualified to do business as a foreign corporation under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and where the failure to be so qualified would have a material adverse effect on such Company.

                  4.2 Authorization of Agreement. Each Seller and Invensys has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller or Invensys in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the other Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Invensys and each Seller party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Invensys and each Seller, enforceable against Invensys and each Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity.

                  4.3 Capitalization.

                  4.3.1 The (i) authorized capital stock, (ii) par value per share, and (iii) number of issued and outstanding shares of capital stock of each of the Companies and the owners of such shares are as set forth on Annex A. No shares of capital stock of any Company are held by such Company as treasury stock.

                  4.3.2 All of the Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable.

                  4.3.3 There is no existing option, warrant, call, right, commitment or other agreement of any character to which Invensys or any Seller or Company is a party requiring, and there are no securities of any Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the respective Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of such Company. None of Invensys, the Sellers or any Company is a party to any voting trust or other voting agreement with respect to any of the Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of any Company.

                  4.4 Subsidiaries. Schedule 4.4 hereto sets forth the name of each Subsidiary and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. All of the outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and the shares or other equity interests shown on Schedule 4.4 as being owned by any Company are owned by such Company free and clear of any and all

Liens of any kind whatsoever. No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, commitment or agreement to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any additional shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary or other equity security of any Subsidiary. With respect to any Subsidiary which is shown on Schedule 4.4 as having shares or other equity interests owned by a Person other than a Company, each such Person has no rights as a shareholder or holder of other equity interests in any Subsidiary, whether by contract, Subsidiary charter document or otherwise, other than rights which are available to a shareholder or holder of other equity interests existing by operation of applicable Law. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business under the laws of (i) each jurisdiction in which it owns or leases real property and (ii) each other jurisdiction in the United States in which the conduct of its business or the ownership of its assets requires such qualification and where the failure to be so qualified would have a material adverse effect on the Subsidiary and each such jurisdiction described in (i) and (ii) above is set forth on Schedule 4.4. Each Subsidiary has all requisite corporate power and authority to own its properties and carry on its business as presently conducted.

                  4.5 Corporate Records. The Sellers have made available to the Purchaser true, correct and complete copies of the certificates of incorporation and by-laws or comparable organizational documents of each Company and each Subsidiary.

                  4.6 Conflicts; Consents of Third Parties.

                  4.6.1 Except as set forth on Schedule 4.6.1, none of the execution and delivery by any Seller of this Agreement and the other Seller Documents, the consummation of the transactions contemplated hereby, or compliance by Invensys or any Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or comparable organizational documents of Invensys or any Company, any Seller or any Subsidiary; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Invensys or any Seller, any Company or Subsidiary is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, or Material Order of any Governmental Body by which Invensys or any Seller, Company or Subsidiary is bound or give any Governmental Body the right to revoke, withdraw, suspend or modify any material Government Authorization held by any Company or Subsidiary;
(iv) result in the creation of any Lien upon the properties or assets of any Company or any Subsidiary; or (v) conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or cancel, terminate or modify any Material Contract, except in the case of (ii) above, for such violations, conflicts, breaches or defaults as would not have a material adverse effect on any Company or Subsidiary.

                  4.6.2 Except as set forth on Schedule 4.6.2, no consent, waiver, approval, Order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Company or Subsidiary in connection with the execution and delivery of this Agreement or the other Seller Documents, or the compliance by each Seller or Company as the case may be, with any of the provisions hereof or thereof, except such consents, waivers, approvals, Orders, permits and authorizations which, if not obtained or made, would not have a material adverse effect on any Company or Subsidiary.

                  4.7 Ownership and Transfer of Shares. Each Seller is the record and beneficial owner of the Shares indicated as being owned by such Seller on Annex A, free and clear of any and all Liens. Each Seller has the corporate power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Purchaser title to such Shares, free and clear of any and all Liens.

                  4.8 Financial Statements. Sellers have delivered to Purchaser
(a) the audited combined balance sheets of the Fasco Business at March 31, 2001 and 2002 (the "Audited Balance Sheet") and the related combined statements of operations, invested capital and cash flows for each of the fiscal years then ended, including the notes thereto, together with the report thereon of Ernst & Young LLP (collectively, the "Audited Financial Statements") and (b) the unaudited combined balance sheet of the Fasco Business at September 30, 2002 (the "Interim Balance Sheet") and the related combined statements of operations for the six (6) months then ended (collectively, the "Interim Financial Statements"). The Audited Financial Statements and the Interim Financial Statements are collectively referred to herein as the "Financial Statements". The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Audited Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Fasco Business, as of and for the periods to which they relate. The Interim Financial Statements have been prepared in accordance with U.S. GAAP and reasonably reflect in all material respects the combined financial condition and results of operations of the Fasco Business, except for the absence of notes. For the purposes hereof, March 31, 2002 is referred to as the "Audited Balance Sheet Date" and September 30, 2002 is referred to as the "Interim Balance Sheet Date". Schedule 4.8 presents certain monthly financial reports and schedules generated from the books and records of the Companies in relation to periods subsequent to the Interim Balance Sheet Date (the "Recent Management Accounts") . The Recent Management Accounts have been consistently prepared with past practice and with due care in accordance with the Standard Accounting Principles. All transactions undertaken by the Companies and Subsidiaries which relate to the period of the Recent Management Accounts and which would be required by the Standard Accounting Principles to be reflected and recorded in the Recent Management Accounts are reflected and recorded in the Recent Management Accounts.

                  4.9 No Undisclosed Liabilities.

                  4.9.1 Except as set forth on Schedule 4.9.1, as of the Audited Balance Sheet Date, no Company and no Subsidiary had any indebtedness, obligations or liabilities of any kind required by U.S. GAAP to be reflected in the Audited Balance Sheet that were not fully reflected in the Audited Balance Sheet and the notes thereto, and since the Audited Balance Sheet Date, no Company and no Subsidiary has incurred any indebtedness, obligation or liability other than in the ordinary course of business consistent with past practice.

                  4.9.2 To the Knowledge of Sellers, except as set forth on
Schedule 4.9.2, the Companies and the Subsidiaries have incurred no liabilities of any kind (whether absolute, accrued, or contingent) since the most Recent Management Accounts except for liabilities (i) to be adjusted, paid, settled or cancelled pursuant to Sections 2.2 and 2.3 hereof, (ii) that are current liabilities (other than those adjusted, paid, settled or cancelled pursuant to Sections 2.2 and 2.3) incurred in the ordinary course of business, (iii) set forth on any Schedule to this Agreement, (iv) reflected or reserved against in the Recent Management Accounts as of a date subsequent to the Interim Balance Sheet Date and provided to Purchaser by Sellers, (v) which would be subject to the provisions of Sections 9.1.1.3, 9.1.1.4, 9.6.1.1 or 9.7 and (vi) incurred in the ordinary course of business which are not material to the Fasco Business.

                  4.10 Absence of Certain Developments. Except as contemplated by this Agreement or as permitted by Section 6.2 or set forth on Schedule 4.10, since the Audited Balance Sheet Date:

                  4.10.1 there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Companies or the Subsidiaries having a replacement cost of more than Four Hundred Thousand Dollars ($400,000) in the aggregate;

                  4.10.2 there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of any Company or any repurchase, redemption or other acquisition by any Seller or any Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, any Company or any Subsidiary;

                  4.10.3 there has not been any material change by any Company or any Subsidiary in accounting or Tax reporting principles, methods or policies;

                  4.10.4 no Company and no Subsidiary has entered into any transaction or Contract involving the expenditure of more than Two Hundred Fifty Thousand Dollars ($250,000) or conducted its business other than in the ordinary course of business consistent with past practice;

                  4.10.5 no Company and no Subsidiary has made any material loans, advances or capital contributions to, or investments in, or incurred any liabilities or obligations on behalf of, any Person or paid any fees or expenses to any Seller or any Affiliate of any Seller other than in the ordinary course of business consistent with past practice;

                  4.10.6 no Company and no Subsidiary has mortgaged, pledged or subjected to any Lien any material asset, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets for which the aggregate consideration paid or payable in any individual transaction was in excess of Two Hundred Fifty Thousand Dollars ($250,000), except for assets mortgaged, pledged, subjected to any Lien, acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

                  4.10.7 no Company and no Subsidiary has canceled or compromised any debt or claim with a value, individually or in the aggregate, exceeding Two Hundred Fifty Thousand Dollars ($250,000) or amended, canceled, terminated, relinquished, waived or released any Contract or right involving the expenditure of more than Two Hundred Fifty Thousand Dollars ($250,000);

                  4.10.8 no Company and no Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than in the ordinary course of business or except as is consistent with the capital expenditure budget attached hereto as Schedule 4.10.8 (the "Capital Expenditure Budget"); and

                  4.10.9 no Company and no Subsidiary has instituted or settled any Legal Proceeding in which equitable relief was sought or in which claimed damages exceeded Five Hundred Thousand Dollars ($500,000).

                  4.11 Certain Tax Matters. Except as set forth on Schedule
4.11:

                  4.11.1 (i) all Tax Returns required to be filed by or on behalf of any Company or any Subsidiary have been filed in a timely manner (within any applicable extension periods), (ii) all such Tax Returns are correct and complete in all material respects and all Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof, (iii) all Taxes have been timely paid in full or will be timely paid in full by the due date thereof, except to the extent that failure to pay such Taxes does not result in a material Loss, (iv) the Tax accounts reflected in the Audited Financial Statements are adequate (as determined in accordance with U.S. GAAP) to cover any Tax liability of the Companies and Subsidiaries as of the Audited Balance Sheet Date, (v) no claim has been made (A) by any authority in writing within the six (6) year period ending on the date of this Agreement or (B) to the Knowledge of Sellers, in a jurisdiction where any of the Companies or Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, (vi) there are no Liens on any of the assets of the Companies or Subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes, (vii) there is no dispute or claim concerning any tax liability of any of the Companies or Subsidiaries either (A) raised by any authority in writing or (B) to the Knowledge of Sellers, and (viii) none of the Companies or Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return;

                  4.11.2 (i) none of the Companies or Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations (or any corresponding or similar provision of state, local or foreign Law), (ii) no property of the Companies or Subsidiaries is "tax exempt use property" within the meaning of Section 168(h) of the Code or "tax exempt bond financed property" within the meaning of Section 168(g) of the Code (or any corresponding or similar provisions of state, local or foreign Law) and (iii) no Company or Subsidiary is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 (or any corresponding or similar provision of state, local or foreign Law);

                  4.11.3 BTR Finance is not a foreign person for purposes of
Section 1445 of the Code. None of the Companies organized in a jurisdiction outside the United States currently has in effect an election described in
Section 897(i) of the Code (or any corresponding or similar provision under state, local or foreign Law). No Company, Subsidiary or Seller is subject to withholding under Code Section 1445 in connection with the transactions undertaken in pursuance of this Agreement;

                  4.11.4 each of the Companies and Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld from amounts paid to any employee, independent contractor, creditor, stockholder or other third party (including without limitation salaries, wages and other compensation, whether monetary or non-monetary) and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws;

                  4.11.5 Schedule 4.11 contains a complete and accurate list of, and Sellers have made available to Purchaser complete copies of (i) all income or franchise Tax Returns of the Companies or the Subsidiaries (or, in the case of Tax Returns filed for an Affiliated Group, the portion of such consolidated Tax Returns relating to the Companies or the Subsidiaries) relating to the taxable periods ending after January 1, 1997 and (ii) the portions of any audit report issued within the last five years relating to any Company or any Subsidiary;

                  4.11.6 Schedule 4.11 lists the taxable years through which (i) the relevant taxing authorities have examined the United States federal and state income or franchise (or in the case of Michigan, single business) Tax Returns of the Companies and Subsidiaries or (ii) the applicable statute of limitations for such Tax Returns has expired. All deficiencies assessed in writing against the Companies or Subsidiaries have been paid, reserved against in the Audited Balance Sheet or, as described in Schedule 4.11, are being contested in good faith in appropriate proceedings. No Seller, Company or

Subsidiary has given waivers or extensions (or is or could reasonably be expected to be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Company or Subsidiary or for which any Company or Subsidiary may be liable;

                  4.11.7 no Company or Subsidiary is a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing;

                  4.11.8 none of the Companies or Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income tax Law); (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date;

                  4.11.9 there are no tax rulings, requests for rulings, or closing agreements relating to any Company or any Subsidiary that could affect the liability for Taxes of such entities for any period (or portion of a period) after the Closing Date;

                  4.11.10 no power of attorney (that is currently in force) has been granted by any Company or any Subsidiary with respect to any matter relating to Taxes of any Company or any Subsidiary;

                  4.11.11 any adjustment of Taxes of any Company or any Subsidiary made by the IRS in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid;

                  4.11.12 no Company or Subsidiary has made, or is obligated to make, any payment or is a party to any agreement that could obligate it to make any payments that under Section 280G or Section 162(m) of the Code were or will not be deductible for tax purposes;

                  4.11.13 each Company and each Subsidiary has, in accordance with Treas. Reg. Section 1.6662-3(c), "adequately disclosed" on its Tax Returns all positions taken therein that could give rise to a "substantial understatement" of federal income Tax within the meaning of Section 6662 of the Code, or as applicable, such disclosure would meet the conditions of any provision analogous or similar to Treas. Reg. Section 1.6662-3(c) contained in state, local or foreign Law in any taxing jurisdiction to which it is asserted that such Company or Subsidiary is or could be subject;

                  4.11.14 neither the Companies nor the Subsidiaries has a subsidiary investment that could reasonably be expected to be subject to the loss disallowance rules of Temporary Treas. Reg. Section 1.337(d)-2T if such entity's stock were sold separately as of the Closing Date; and

                  4.11.15 (i) none of the Companies or Subsidiaries has, within the last six (6) years, been a member of an Affiliated Group filing a consolidated United States federal income Tax Return (or similar return under the provisions of state, local or foreign Law) other than a group the common parent of which was Invensys, Inc. and (ii) within the Knowledge of Sellers, no claim has been asserted against any Company or Subsidiary based upon liability for the Taxes of another Person (other than any of the Companies or Subsidiaries) (A) under Treas. Reg. Section 1.1502-6 (or corresponding or similar provisions of state, local or foreign Law), (B) as a transferee or successor or (C) by contract or otherwise.

                  4.12 Real Property. Schedule 4.12 sets forth a complete list of (i) all real property and interests in real property owned by the Company or any Subsidiary (individually, an "Owned Property" and collectively, the "Owned Properties"), and (ii) all real property and interests in real property leased by the Company or any Subsidiary as lessee or lessor (individually, a "Real Property Lease" and the real properties specified in such leases, together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties"). A Company or a Subsidiary has good and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever except Permitted Exceptions. A Company or a Subsidiary has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and, no Company or Subsidiary has received any written notice of any default. Sellers have delivered to Purchaser (i) true, correct and complete copies of the deeds, leases or other instruments (including all amendments, modifications and extensions) by which the Companies or Subsidiaries acquired the Real Property Leases and the non-North American Owned Properties, and (ii) title commitments and ALTA surveys for each of the North American Owned Properties, none of which are more than two hundred seventy (270) days old, as of the date hereof. All of the Owned Properties are reflected on the Interim Balance Sheet, and no Company Property is subject to any right-of-way, building and use restriction, exception, variance, reservation or limitation of any nature except Permitted Exceptions. All of the buildings, plants and structures located on the Company Properties lie within the boundaries thereof and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person, except as shown on the plats of survey provided to Purchaser.

                  4.13 Tangible Personal Property. Except as set forth on
Schedule 4.13, a Company or a Subsidiary: (i) owns or leases all tangible personal property that is currently employed by it in, and material to, the conduct of its business as presently conducted, free and clear of all Liens,
(ii) owns or leases all of the tangible personal property reflected in the Interim Balance Sheet (except for tangible personal property acquired or disposed of since the Interim Balance Sheet Date in the ordinary course of business), and (iii) upon consummation of the transactions contemplated by this Agreement, will be entitled to continue to use all such tangible personal property.

                  4.14 Technology and Intellectual Property.

                  4.14.1 Schedule 4.14.1 lists all U.S. patents, registered copyrights, registered trademarks and pending applications therefor included in the Fasco Business Intellectual Property.

                  4.14.2 Except as shown in Schedule 4.14.2, the Companies and the Subsidiaries are the sole and exclusive owners of the Fasco Business Intellectual Property, and no other person or entity has any claim of ownership with respect to the Fasco Business Intellectual Property.

                  4.14.3 Except as shown in Schedule 4.14.3, the Companies and the Subsidiaries have not previously assigned, transferred, conveyed or otherwise encumbered their right, title and interest in the Fasco Business Intellectual Property.

                  4.14.4 Except as shown in Schedule 4.14.4 or as noted in
Schedule 4.14.1, the Fasco Business Intellectual Property is valid, subsisting, and enforceable, and is not the subject of any challenge.

                  4.14.5 Except as shown in Schedule 4.14.5, to the Knowledge of Sellers, no third party is currently violating or infringing upon any of the Companies' or the Subsidiaries' rights in the Fasco Business Intellectual Property.

                  4.14.6 The Companies or the Subsidiaries own or otherwise possess (or at the time of Closing will possess) valid and enforceable rights to use all Intellectual Property and Technology currently used in the businesses of the Fasco Business as conducted up to and through the Closing Date. With respect to Intellectual Property and Technology set forth in Schedule 4.14.6.1, each relevant Company and Subsidiary has been granted, or prior to the Closing will be granted, to the extent permissible, licenses or sublicenses sufficient for the conduct of its business as conducted up to and through the Closing Date.
Schedule 4.14.6.2 lists all other license agreements granting to the relevant Companies and Subsidiaries the right to use any Intellectual Property or Technology other than software that is available through "shrink wrap" or similar widely available commercial end user licenses.

                  4.14.7 Except as shown in Schedule 4.14.7, no Company and no Subsidiary is under any obligation to pay any royalties or similar payments in connection with any license to any Company or any Subsidiary.

                  4.14.8 Except as shown in Schedule 4.14.8, to the Knowledge of Sellers, the businesses of the Fasco Business as they are currently conducted do not violate or infringe the Intellectual Property rights of any third party.

                  4.15 Material Contracts. Schedule 4.15 sets forth all of the following Contracts to which any Company or any Subsidiary is a party or by which it is bound (collectively, the "Material Contracts"):

                  4.15.1 Contracts with any Seller or any Affiliate of any Seller, which involve payments, in the aggregate, in excess of One Hundred Thousand Dollars ($100,000);

                  4.15.2 Contracts entered into other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets in each case for consideration in excess of Five Hundred Thousand Dollars ($500,000);

                  4.15.3 joint venture or written partnership agreements with any Person;

                  4.15.4 Contracts containing covenants that in any way restrict the business activity of any Company or Subsidiary in any respect that would be material to that Company or Subsidiary, or which limit the freedom of any Company or Subsidiary to engage in any line of business or to compete with any Person;

                  4.15.5 Contracts relating to the acquisition by any Company or any Subsidiary of any operating business or the capital stock of any other Person, in each case, for consideration in excess of Five Hundred Thousand Dollars ($500,000);

                  4.15.6 Contracts relating to the borrowing of money involving amounts in excess of Five Hundred Thousand Dollars ($500,000);

                  4.15.7 to the Knowledge of Sellers, all confidentiality agreements which restrict the ability of a Company or a Subsidiary to disclose any information to a third party;

                  4.15.8 each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any Company or Subsidiary other than in the ordinary course of business;

                  4.15.9 written contractual obligations by which any Company or Subsidiary has agreed to pay or be responsible for the debts or obligations of any other Person, except where any such payment would be Fifty Thousand Dollars ($50,000) or less or where the other party is a Company or a Subsidiary;

                  4.15.10 any other Contracts, other than Real Property Leases, which involve the expenditure of more than Five Hundred Thousand Dollars ($500,000) in the aggregate that are not terminable by a Company or Subsidiary without penalty on less than thirty (30) days' notice; and

                  4.15.11 each written amendment, supplement or modification to any of the foregoing.

                  Except as set forth in Part One of Schedule 4.15:

                  (i) to the Knowledge of Sellers, no officer, director or employee of any Company or Subsidiary is bound by any Contract that limits the ability of such officer, director or employee to (A) engage in or continue any conduct, activity, or practice relating to the business of any Company or Subsidiary, or (B) assign to any Company or Subsidiary any rights to any invention, improvement or discovery; and

                  (ii) no Company or Subsidiary owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than the Companies or the Subsidiaries) or any direct or indirect equity or ownership interest in any other business.

                  Except as set forth in Part Two of Schedule 4.15, all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of a Company and/or a Subsidiary, enforceable against it/them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  Except as set forth in Part Three of Schedule 4.15:

                  (i) to the Knowledge of Sellers each Company or Subsidiary is in compliance with all applicable terms and requirements of each Material Contract;

                  (ii) to the Knowledge of Sellers, each other Person that has any obligation or liability under any Material Contract under which any Company or Subsidiary has any rights is in compliance with all applicable terms and requirements of such Material Contract;

                  (iii) no Company or Subsidiary has given to or received from any other Person any written notice regarding any actual or alleged violation or breach of, or default under, any Material Contract; and

                  (iv) there are no renegotiations of, or outstanding rights to renegotiate, any material amounts paid or payable to any Company or Subsidiary under current or completed Material Contracts with any Person and, to the Knowledge of Sellers, no such Person has made written demand for such renegotiation.

                  4.16 Employee Benefits.

                  4.16.1 Schedule 4.16.1.I sets forth a current, accurate and complete list of all written and material unwritten pension, retirement, cash balance, money purchase, savings, profit sharing, annuity, deferred compensation, bonus, incentive (including, without limitation, cash, stock option, stock bonus, stock appreciation, phantom stock, restricted stock and stock purchase), medical, dental, vision, hospitalization, long-term care, prescription drug and other health, employee assistance, cafeteria, flexible benefits, life insurance, short and long term disability, vacation pay, severance pay, other welfare and fringe benefit and similar plans, programs, understandings, arrangements or agreements, including, without limitation, all employee benefit plans as defined in Section 3(3) of ERISA (the "Plans"), sponsored or maintained for current or former employees, officers, directors or consultants of any Company or any Subsidiary or to which any Company or any Subsidiary is a party or required to contribute or has any liability, whether direct or indirect, or actual or contingent (the "Invensys Plans"). Schedule 4.16.1.II separately identifies each Plan sponsored by a Company or a Subsidiary for current or former employees, officers, directors or consultants of any Company or Subsidiary (the "Company Plans") and Schedule 4.16.1.III identifies each Company Plan that is maintained outside of the United States primarily for the benefit of persons substantially all of whom are non-resident aliens ("Non-U.S. Plans").

                  4.16.2 True, correct and complete copies of the following documents, with respect to each of the Company Plans, if applicable, have been made available or delivered to the Purchaser: (i) any plans and related trust documents, and amendments thereto; (ii) the two most recent Forms 5500; (iii) the last IRS determination letter, if applicable; (iv) the most recent actuarial report; (v) summary plan descriptions; (vi) the two most recent Forms PBGC-1 and, (vii) with respect to any Company Plan that is maintained pursuant to a collective bargaining agreement, all collective bargaining agreements pursuant to which contributions are being made or obligations are owed to such plan and all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any such plan.

                  4.16.3 The Invensys Pension Plan and the Invensys 401(k) Plan are qualified under Section 401 of the Code and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of either plan which is reasonably likely to cause the loss of such qualification or exemption or the imposition on any Company or any Subsidiary of any liability, penalty or tax under ERISA or the Code.

                  4.16.4 Each Company Plan is in material compliance as to form and operation, and in accordance with all applicable provisions of the Code and ERISA and any other applicable federal and state laws, (including rules and regulations thereunder) and such plans have been operated in compliance with such laws and written plan documents.

                  4.16.5 No Company Plan is a "multiemployer pension plan" as defined in Section 3(37) of ERISA. No Company Plan utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of
Section 505 of the Code.

                  4.16.6 The Pension Benefit Guaranty Corporation ("PBGC") has not instituted or threatened a proceeding to terminate or to appoint a trustee to administer any Invensys Plan pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination of any

Invensys Plan by the PBGC. Except as disclosed on Schedule 4.16.6, none of the Invensys Plans have been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory thresholds) to be filed with the PBGC. Each Seller, the Company and each Subsidiary has paid in full all insurance premiums due to the PBGC with regard to Invensys Plans for all applicable periods ending on or before the Closing Date.

                  4.16.7 No Company or Subsidiary has incurred or will incur with respect to any "employee benefit plan" as defined in Section (3)(3) of ERISA any actual or contingent liability, including, but not limited to, liability under Section 601 through 608 of ERISA and Section 4980B of the Code, any withdrawal liability from any multiemployer pension plan, any termination or withdrawal liability under Sections 4062, 4063 or 4064 of ERISA, any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived), any requirement to make any contributions to any multiemployer plan, solely as a result of any Company or Subsidiary being members of a "controlled group" of corporations, or treated as a single employer with, Seller or Invensys within the meaning of Section 414(b), 414(c), 414(m) or 414(n) of the Code arising from or incurred with respect to any period prior to the Closing Date.

                  4.16.8 Each Company Plan which is a group health plan within the meaning of Section 5000 of the Code complies and in each case has complied with the applicable requirements of Section 601 through 608 of ERISA and Section 4980B of the Code. Sellers will provide any COBRA notices or coverage required as a result of the transaction contemplated by this Agreement.

                  4.16.9 There are no actions or claims pending (other than routine claims for benefits) or, to the Knowledge of Sellers, threatened against any Company Plan or against the assets of any Company Plan. Neither Sellers, the Company nor any Subsidiary nor, to the Knowledge of Sellers, any other "disqualified person" or "party in interest," within the meanings of Section 4975 of the Code or Section 3(14) of ERISA, respectively has engaged in any "prohibited transaction," as such term is defined in Section 4975 of the Code or
Section 406 of ERISA, which could, following the Closing Date, subject any Company Plan (or its related trust), Purchaser, Seller, the Company, any Subsidiary, or any officer or employee of either, to any material tax or penalty imposed under the Code or ERISA.

                  4.16.10 Except as required by Law or as disclosed on Schedule 4.16.10, the consummation of the transactions contemplated herein will not accelerate the time of vesting, or the time of payment or increase the amount, of compensation due any director, employee, officer, former employee or former officer of a Company or a Subsidiary. There are no contracts or arrangements providing for payments that could subject any Person to liability for tax under
Section 4999 of the Code.

                  4.16.11 With respect to each Company Plan that is a Non-U.S. Plan, all employer and employee contributions required by Law or by the terms of such Non-U.S. Plan have been made, or, if applicable, accrued in accordance with the Company's normal accounting practices and each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

                  4.17 Labor.

                  4.17.1 Except as set forth on Schedule 4.17.1, no Company or Subsidiary is party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries. The Sellers have delivered or otherwise made available to the Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 4.17.1, together with all amendments, modifications or supplements thereto.

                  4.17.2 No labor organization or group of employees of any Company or any Subsidiary has made in writing a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal.

                  4.17.3 Except as set forth on Schedule 4.17.3, there are no strikes, work stoppages, unfair labor practice charges, slowdowns or lockouts or, to the Knowledge of Sellers, grievances or other labor disputes pending or overtly threatened against or involving any Company or any Subsidiary except individual grievances being processed and resolved in accordance with established grievance procedures utilized by such Company or Subsidiary.

                  4.18 Litigation.

                  4.18.1 Except as set forth in Schedule 4.18.1, there is no pending Legal Proceeding:

                  (i) where an express written claim for damages against a Company or a Subsidiary exceeds One Million Dollars ($1,000,000) or there is an express written claim against a Company or a Subsidiary for injunctive relief;

                  (ii) commenced against Invensys, a Seller, a Company or a Subsidiary that challenges or seeks to prevent, delay or otherwise interfere with any of the transactions contemplated hereby; or

                  (iii) that has been commenced by any Company or Subsidiary which seeks Fifty Thousand Dollars ($50,000) or more in damages.

                  To the Knowledge of Sellers, no such Legal Proceeding has been threatened in writing by a Company or a Subsidiary or against a Company or a Subsidiary. Sellers have made available to Purchaser copies of all pleadings relating to each Legal Proceeding listed in Schedule 4.18.1.

                  4.18.2 Except as set forth in Schedule 4.18.2:

                  (i) there is no Order to which any of the Companies or Subsidiaries, or any of the assets owned or used by any of them, is subject which (i) would require the payment of Fifty Thousand Dollars ($50,000) or more, or (ii) would restrict the operation of the business of any Company or Subsidiary as currently conducted (a "Material Order");

                  (ii) neither Invensys nor any Seller is subject to any Order that relates to the Shares;

                  (iii) to the Knowledge of Sellers, no officer, director or employee of any Company or Subsidiary is subject to any Order that prohibits such officer, director, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Company or Subsidiary;

                  (iv) each Company and Subsidiary is in compliance with all of the terms and requirements of each Material Order;

                  (v) to the Knowledge of Sellers, no event has occurred that would constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Material Order; and

                  (vi) no Company or Subsidiary has received, at any time since January 1, 2001, any written notice from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Material Order.

                  4.19 Compliance with Laws; Governmental Authorizations.

                  4.19.1 Except as shown on Schedule 4.19.1, each Company and each Subsidiary is in compliance with all Laws applicable to the Company and the Subsidiaries or to the conduct of the business or operations of the Companies and the Subsidiaries or the use of their respective properties (including any leased property) and assets, except for such non-compliances as would not, individually or in the aggregate, have a material adverse effect on a Company or Subsidiary, and all Governmental Authorizations which are required for each of the Companies and the Subsidiaries to operate its business have been issued, except for those the absence of which will not cause any Company or Subsidiary to cease or materially alter any operations presently conducted by such Company or Subsidiary.

                  4.19.2 Schedule 14.9.2 contains a complete and accurate list of each Governmental Authorization that is held by any Company or Subsidiary which is material to the conduct of the business of any Company or Subsidiary. Each Governmental Authorization listed in Schedule 4.19.2 is valid and in full force and effect. Except as set forth in Schedule 4.19.2:

                  (i) to the Knowledge of Sellers, each Company or Subsidiary is in compliance with all of the terms and requirements of each Governmental Authorization identified in Schedule 4.19.2;

                  (ii) to the Knowledge of Sellers, no event has occurred that will (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or failure to comply with any term or requirement of any Governmental Authorization listed in Schedule 4.19.2, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed in Schedule 4.19.2; and

                  (iii) all applications required to have been filed for the renewal of the Governmental Authorizations listed in Schedule 4.19.2 have been duly filed with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly filed with the appropriate Governmental Bodies.

                  4.20 Environmental Matters. Except as disclosed on Schedule 4.20, (i) each Company and Subsidiary is in material compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with any and all permits required by Environmental Laws; (ii) there are no claims or proceedings pending or, to the Knowledge of Sellers, threatened against any Company or Subsidiary alleging the violation of or non-compliance with Environmental Laws; and (iii) to the Knowledge of Sellers, no facts, circumstances or conditions currently exist at any Company Property that would reasonably be expected to result in a Company or Subsidiary incurring liabilities under Environmental Laws or prevent continued material compliance with applicable Environmental Laws. Schedule 4.20 lists and identifies by site each Environmental Due Diligence Assessment prepared by URS Corporation in connection with the transactions contemplated by this Agreement.

                  4.21 Financial Advisors. Except as set forth on Schedule 4.21, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Sellers in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. The Sellers shall be responsible for the fees or commissions of any Person listed on Schedule 4.21.

                  4.22 Insurance. Sellers have delivered to Purchaser:

                  (i) true and complete lists of all globally placed policies of insurance to which any Company or Subsidiary is a party or under which any Company or Subsidiary, or any director of any Company or Subsidiary, is covered;

                  (ii) true and complete descriptions of all pending applications for global policies of insurance; and

                  (iii) any statement by the auditor of any Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                  4.23 Certain Payments. Since January 1, 2000, no Company or Subsidiary or director, officer, agent, or employee of any Company or Subsidiary has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence, payment, kickback, or other payment to any Person, private or public, regardless of form whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Company or Subsidiary, in each case, with respect to clauses (i), (ii) and (iii), which was in violation of any Law in effect as of the date of such event.

                  4.24 Relationships with Related Persons. Except as listed and described on Schedule 4.24, none of the Sellers or Invensys, or any Affiliate of any of them (other than a Company or Subsidiary) (i) has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in the Fasco Business, or (ii) is a party to any Contract with, has any claim or right against, or is a creditor of, any Company or Subsidiary.

                  4.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, no Seller, Company, Subsidiary, Affiliate of a Seller, or Invensys or any other Person makes any representations or warranties, and the Sellers, the Companies and the Subsidiaries hereby disclaim any other representations or warranties, whether made by a Seller or any Affiliate of a Seller, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Seller Document, or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Purchaser or its representatives of any documentation or other information with respect to any one or more of the foregoing.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  The Purchaser hereby represents and warrants to the Sellers that:

                  5.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

                  5.2 Authorization of Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (together with this Agreement, the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document has been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity.

                  5.3 Conflicts; Consents of Third Parties.

                  5.3.1 None of the execution and delivery by the Purchaser of this Agreement and the other Purchaser Documents, the consummation of the transactions contemplated hereby, or the compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation, or Order of any Governmental Body by which the Purchaser is bound, except, in the case of clause (ii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

                  5.3.2 Except as set forth on Schedule 5.3.2, no consent, waiver, approval, Order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

                  5.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened, that are reasonably likely to prohibit or adversely affect the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

                  5.5 Investment Intention. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

                  5.6 Financial Advisors. Except as set forth in Schedule 5.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. The Purchaser shall be responsible for the fees or commissions of any Person listed on Schedule 5.6.

                  5.7 Sufficiency of Funds.

                  5.7.1 Purchaser (i) has, and at the Closing will have, sufficient internal funds (giving effect to any unfunded committed financing) available to pay the purchase price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement and (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the other Purchaser Documents.

                  5.7.2 Schedule 5.7.2 sets forth each of the sources and amounts of Purchaser's financing, and Purchaser has delivered or shall deliver to Sellers, promptly upon its becoming available, any and all commitment letters and all other letters and agreements in connection with such financing.

                                    ARTICLE 6

                                    COVENANTS

                  6.1 Access to Management. Sellers agree that, prior to the Closing Date, Purchaser shall be permitted access, during normal business hours, to such of the properties, books, Contracts, commitments, Tax Returns and other records relating to the Tax attributes of the Companies and Subsidiaries, and access to such officers, employees, consultants, agents, accountants, attorneys and other representatives of the Companies and the Subsidiaries, as Purchaser may reasonably request; provided, however, that Purchaser's access shall not materially disrupt or interfere with the operation of the business. Sellers shall furnish Purchaser with all financial and operating data and other information concerning the affairs of the Companies and Subsidiaries as Purchaser may reasonably request.

                  6.2 Conduct of Business Pending the Closing.

                  6.2.1 Prior to the Closing, except: (i) as set forth on
Schedule 6.2 hereto, (ii) as contemplated by this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of the Purchaser, the Sellers shall, and shall cause the Companies and the Subsidiaries to:

                  6.2.1.1 conduct the respective businesses of the Companies and the Subsidiaries only in the ordinary course consistent with past practice;

                  6.2.1.2 use reasonable commercial efforts to (i) preserve the present business operations, organization (including, without limitation, management, employees, agents and the sales force) and goodwill of the Companies and the Subsidiaries and (ii) preserve the present relationship with Persons having business dealings with the Companies and the Subsidiaries, including, without limitation, suppliers, customers, landlords and creditors;

                  6.2.2 Prior to the Closing, except as (i) set forth on
Schedule 6.2 hereto, (ii) contemplated by this Agreement, (iii) required by applicable Law or (iv) with the prior written consent of the Purchaser, the Sellers shall not, and shall cause the Companies and the Subsidiaries not to:

                  6.2.2.1 declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Companies or the Subsidiaries or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities, or other ownership interests in, the Companies or any Subsidiaries;

                  6.2.2.2 transfer, issue, sell or dispose of any shares of capital stock or other securities of any Company or any Subsidiary or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any Company or any Subsidiary;

                  6.2.2.3 effect any recapitalization, reclassification, stock split or like change in the capitalization of any Company or any Subsidiary;

                  6.2.2.4 amend the certificate of incorporation or by-laws (or comparable instruments) of any Company or any Subsidiary;

                  6.2.2.5 except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

                  6.2.2.6 subject to any Lien (except for Liens that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted and Permitted Exceptions) any of the properties or assets (whether tangible or intangible) of any Company or Subsidiary;

                  6.2.2.7 acquire any properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of any Company or Subsidiary for which the aggregate consideration paid or payable in any individual transaction is in excess of Five Hundred Thousand Dollars ($500,000);

                  6.2.2.8 permit any Company or any Subsidiary to enter into or agree to enter into any merger or consolidation with any corporation or other entity; or

                  6.2.2.9 agree to take any action prohibited by this Section
         6.2.

                  6.3 Employee Matters.

                  6.3.1 Sellers shall or shall cause an Affiliate (other than the Companies and the Subsidiaries) to employ prior to the Closing Date each employee of any Company or any Subsidiary employed in the United States who was absent from active employment on the Closing Date due to long term disability or who is a former employee receiving severance benefits (an "Inactive Employee"). Such Inactive Employees shall be deemed to have transferred their employment from the Companies and the Subsidiaries to the Sellers or any such Affiliate prior to the close of business on the Closing Date. Sellers shall provide a schedule listing such Inactive Employees as of the Closing Date on or prior to the Closing Date. All Employees of the Companies and the Subsidiaries (other than Inactive Employees) ("Employees") who are actively at work (including Employees on vacation and on any Approved Absence, as defined below) as of the Closing Date shall continue to be employed as of the Closing Date at their base salary or wage rate in effect immediately prior to the Closing Date (or, as applicable, immediately prior to his or her Approved Absence). All other Employees of the Companies and the Subsidiaries employed in the United States who are not actively at work on the Closing Date due to an approved leave of absence (including active military service), short term disability (including employees on workers' compensation) or a layoff with active recall rights in place pursuant to the terms of applicable Company policy or labor agreement ("Approved Absence"), shall continue to be employed by the Companies and the Subsidiaries as of the Closing Date. All Employees of the Companies and the Subsidiaries employed outside the United States ("Non-U.S. Employees") shall continue to be employed on and after the Closing Date on terms and conditions required by and in accordance with the provisions of applicable foreign, federal or state Law.

                  6.3.2 Purchaser agrees to provide, and shall cause the Companies and the Subsidiaries to provide, each Employee with employee benefits (including, without limitation, medical and dental benefits) that in the aggregate are substantially similar to those benefits provided by Purchaser or its Affiliates to its similarly situated employees and such other terms and conditions of employment as may be required by applicable Law.

                  6.3.3 The Purchaser acknowledges that the Companies and the Subsidiaries will have in effect on the Closing Date, the collective bargaining agreements (including any benefit plans maintained pursuant to such collective bargaining agreements) and the Company Plans listed in Schedule 4.16.1 and
Schedule 4.17.1 and statutory and social laws of foreign countries.

                  6.3.4 Purchaser agrees that, with respect to all of its employee benefit plans, programs and arrangements covering or otherwise benefiting any of the Employees on or after the Closing Date, service with the Companies and the Subsidiaries shall be, to the extent permitted under applicable Law, counted for purposes of eligibility to participate, vesting, level of benefits with respect to vacation , and benefit accruals in any defined benefit pension plan, to the same extent such service was counted under the corresponding employee benefit plans, programs, or arrangements of the Companies and the Subsidiaries prior to the Closing Date and, in the case of Non-U.S. Employees, further to the extent and in the manner provided for under applicable Law, except to the extent that such credit would result in duplication of benefits for such period of service. With regard to severance arrangements, Employees will be treated the same as similarly situated employees of the Purchaser.

                  6.3.5 Purchaser shall provide welfare benefits of the type described in Section 3(1) of ERISA and in accordance with this Section 6.3, as of the Closing Date so as to ensure uninterrupted coverage of all Employees employed in the United States ("U.S. Employees"). Such plans shall grant credit for amounts paid by the U.S. Employees on or before the Closing Date by an Employee or an Employee's covered dependent for purposes of satisfying applicable deductible, coinsurance, and maximum out-of-pocket provisions if such amounts are applicable to the same calendar year in which the Closing Date occurs, in each case, under any applicable welfare plan of Purchaser or its Affiliates, provided that such information is provided to Purchaser within thirty (30) days following the Closing Date, and Purchaser shall waive any pre-existing condition exclusions evidence of insurability provisions, waiting period requirements or any similar provision.

                  6.3.6 Effective as of the Closing Date, the Purchaser shall cover, or cause the Companies and the Subsidiaries to cover, the U.S. Employees under one or more defined contribution plans and trusts intended to qualify under Section 401(a) and Section 501(a) of the Code (the "Purchaser DC Plan"). Invensys shall transfer the account balances (including loans to U.S. Employees) of U.S. Employees under the Invensys 401(k) plan which is a defined contribution plan ("Seller DC Plan") to the Purchaser DC Plan. In connection with any transfer, the Purchaser will allow each U.S.

Employee's outstanding loan and related promissory note, if any, under the Seller DC Plan to be transferred to the Purchaser DC Plan. Sellers and Purchaser shall reasonably cooperate in good faith to effect such transfers as soon as practicable after the Closing Date.

                  6.3.7

                  6.3.7.1 Effective as of the Closing Date, the Purchaser shall establish one (1) or more qualified defined benefit plans or shall designate one (1) or more established defined benefit plans ("Purchaser's Salaried Plans") and a trust(s) to fund Purchaser's Salaried Plans ("Purchaser's Salaried Trust") to assume the liabilities attributable to the non-union, current U.S. Employees (and excluding former and Inactive Employees) of the Fasco Business (collectively, the "Salaried Pension Transferees") as of the Closing Date entitled to a benefit under the Invensys Pension Plan applicable to such Salaried Pension Transferees ("Assumed Salaried Pension Plan Liabilities").

                  6.3.7.2 As soon as possible, but no later than sixty (60) days post-Closing, Purchaser shall provide Sellers with a current determination letter(s) on the qualification under Sections 401(a) and 501(a) of the Code of all Purchaser's Salaried Plans.

                  6.3.7.3 Within one hundred twenty (120) days after the Closing Date, but in no event prior to the confirmation that Purchaser's Salaried Plans and the Invensys Pension Plan comply with Sections 401(a) and 501(a) of the Code, Invensys shall cause the transfer of assets from the Sellers' qualified pension trust for the Invensys Pension Plan (the "Sellers' Salaried Trust") to Purchaser's Salaried Trust which shall comply with Section 414(l) of the Code and applicable PBGC regulations and assumptions, as described in PBGC regulation appendix B to Part 4044, Table I, as of the Closing Date.

                  6.3.7.4 The transfer, when made from the Sellers' Salaried Trust to the Purchaser's Salaried Trust, shall be in cash and shall be adjusted based on the actual rate of return of the Sellers' Salaried Trust on the amount calculated under Section 6.3.7.2 or Section 6.3.7.3 above from the Closing Date to the actual date of transfer to the Purchaser's Salaried Trust.

                  6.3.7.5 Upon the receipt of the assets by Purchaser's Salaried Trust in accordance with this Section 6.3.7 and upon receipt by Purchaser of all participant data reasonably necessary for Purchaser to calculate benefits and administer the Purchaser's Salaried Plan (with regard to such participants), the Purchaser and Purchaser's Salaried Plans shall be solely responsible for the Assumed Salaried Pension Plan Liabilities.

                  6.3.7.6 The Purchaser and the Sellers shall take such other actions necessary or appropriate to accomplish the assumption of the Assumed Salaried

         Pension Plan Liabilities including, without limitation, the timely filing of IRS Forms 5310-A and the timely filing of any necessary PBGC filings.

                  6.3.7.7 Any calculations of the amount to be transferred under this Agreement by Sellers' actuary shall be subject to review by Purchaser's actuary. If Purchaser's and Sellers' actuaries cannot agree on the amount to be transferred, Purchaser and Sellers shall appoint a third mutually acceptable actuary whose decision on the amount to be transferred shall be binding on the parties. The Sellers and the Purchaser shall furnish, or cause to be furnished, to such actuary all information the actuary shall reasonably request for purposes of making this determination. The Sellers and the Purchaser shall cause the actuary to act promptly to resolve the issues in dispute. The fees and expenses of such actuary shall be borne equally (i.e., on a 50/50 basis) by the Sellers and the Purchaser. Following determination of the amount to be transferred under this Agreement, Purchaser and Invensys, as agent for the Sellers, shall send to the Escrow Agent a certificate, signed by each of Purchaser and Invensys, directing the Escrow Agent to disburse the Escrow Funds to Purchaser and/or Invensys in amounts determined in accordance with Section 2.2.2.4.

                  6.3.7.8 Effective on the Closing Date, the Purchaser shall assume all liability for providing retiree health and life insurance benefits to all Employees and all former employees of the Fasco Business entitled to such benefits under any plan, program or arrangement provided by the Sellers, the Companies or the Subsidiaries as of the Closing Date.

                  6.3.7.9 Effective as of the Closing Date, Fasco Australia Pty Limited and Fasco Motors Limited shall cease participating in any pension plan or fund which is not sponsored by the Companies or Subsidiaries and shall cease contributing on behalf of their respective current and former employees to such plans. With respect to such plans, Purchaser and Sellers agree to take all actions necessary or as required by Law to effectuate the foregoing.

                  6.4 Preservation of Records. Subject to Section 9.6.4.2 (relating to the preservation of Tax records), the Sellers and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Companies and the Subsidiaries for a period of five (5) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of the Sellers or the Purchaser or any of their Affiliates or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Sellers or the Purchaser wishes to destroy such records within five (5) years of the Closing Date, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records.

                  6.5 Publicity. Neither the Sellers nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, based upon advice of their respective legal counsel, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange or NASDAQ or other national market on which the Purchaser or the parent company of the Sellers list securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its reasonable commercial efforts consistent with such applicable Law to consult with the other party with respect to the text thereof. Sellers and Purchaser will consult with each other concerning the means by which the Companies' and Subsidiaries' employees, customers and suppliers, and others having dealings with the Companies or the Subsidiaries, will be informed of the transactions contemplated by this Agreement.

                  6.6 Schedule of Retiree Benefit Plan Participants. Prior to the Closing Date, Sellers shall provide to Purchaser a schedule of all former employees of the Fasco Business participating, as of a date no more than fifteen
(15) days prior to the Closing Date, in any retiree health or life insurance plan, program or arrangement the liability for which is assumed by Purchaser pursuant to Section 6.3.7.8. Within fifteen (15) days after the Closing Date, Sellers shall provide to Purchaser a similar schedule indicating, as of the Closing Date, any individuals added to the schedule due to their retirement since the date of the schedule provided pursuant to the preceding sentence or deleted from such preceding schedule.

                  6.7 Use of Name. Purchaser agrees that it shall cause the Companies and the Subsidiaries to (i) as soon as practicable after the Closing Date and in any event within thirty (30) Business Days following the Closing Date, cease to make any use of the name "Invensys", "Siebe" or "BTR", or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the "Seller Marks"), (ii) immediately after the Closing, cease to hold itself out as having any affiliation with any Seller or any of their Affiliates and (iii) effective as of the Closing, in the case of any Company or any Subsidiary whose name includes the name "Invensys", "Siebe" or "BTR", change its corporate name to a name that does not include the name "Invensys", "Siebe" or "BTR" and make any necessary legal filings with the appropriate Governmental Body to effect such change. In furtherance thereof, as promptly as practicable but in no event later than thirty (30) Business Days following the Closing Date, Purchaser shall cause the Companies and their Affiliates to remove, strike over or otherwise obliterate all Seller Marks from all materials owned by any Company or Subsidiary, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials; provided, however, that the Company or the Subsidiary may during such thirty (30) day period continue to use any such material containing a Seller Mark to the extent that it is not practicable to remove or obliterate such Seller Mark. Notwithstanding anything herein to the contrary, Purchaser shall retain any and all service marks, trademarks, identifying symbols, logos, emblems, signs or insignia of each Company and Subsidiary to the extent that they do not incorporate any of the Seller Marks.

                  6.8 Insurance.

                  6.8.1 Purchaser acknowledges and agrees that, upon Closing, all insurance coverage provided in relation to the Fasco Business pursuant to policies maintained by any Seller or its Affiliates (other than any Company or Subsidiary) (whether such policies are maintained with third party insurers or with Seller or its Affiliates (other than any Company or Subsidiary) shall cease and no further coverage shall be available to any Company or Subsidiary as an Affiliate under any such policies that are "claims made" basis policies but (subject to the terms of any relevant policy) without prejudice to any accrued claims which a Company or a Subsidiary or any Seller or Affiliate (in the latter case in relation to the Fasco Business) may have at Closing, provided that the Fasco Business shall retain the benefit of "occurrence" based policies of insurance in relation to events occurring prior to Closing but in respect of which no claim has yet arisen at the time of Closing.

                  6.8.2 Purchaser and Sellers agree that any claims made under the insurance policies referred to in Section 6.8.1 in respect of the Fasco Business shall be administered and collected by Sellers (or by a claims handler appointed by Sellers) on behalf of Purchaser. Purchaser shall cooperate fully with Sellers to enable Sellers to comply with the requirements of the relevant insurer, and Purchaser shall provide such information and assistance as Sellers may reasonably request in connection with any such claim. Any monies received by Sellers as a result of such claims shall be paid over to Purchaser, net of all reasonable costs and expenses of recovery (including, without limitation, all reasonable handling and collection charges by any claims handler appointed by Purchaser) and net of any deductible or self-insured retention amount.

                  6.8.3 In respect of all claims under the insurance policies referred to in Section 6.8.1 notified to insurers at the date of this Agreement and all claims subsequently brought under such insurance policies and relating to the Fasco Business, Purchaser acknowledges that the coverage available under such policies may be subject to a deductible or a self-insured retention amount and that Purchaser will not be entitled to seek reimbursement of such deductible or self-insured retention amount from Sellers. In no event will Purchaser have any monetary obligation to Sellers with respect to such deductible or self-insured retention amount.

                  6.9 Reasonable Commercial Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (if any, including filings with Governmental Bodies) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                  6.10 HSR Act Compliance; Foreign Governmental Approvals. Each of Purchaser and Sellers will promptly, and in any event within five (5) Business Days after execution of this Agreement, make all filings or submissions as are required under the HSR Act and as soon thereafter as reasonably practicable make all filings and submissions as are required to obtain all Foreign Governmental Approvals. For the purposes of this Agreement, the term "Foreign Governmental Approval" shall mean any consent or order of, with or to any foreign Governmental Body set forth on Schedule 4.6.2 or Schedule 5.3.2. Each of Purchaser and Sellers will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or to obtain any Foreign Governmental Approval. Each of Purchaser and Sellers will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them or their representatives, on the one hand, and any Governmental Body, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, each of Purchaser and Sellers will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Body in connection therewith and shall promptly (i) comply with any such inquiry or request and (ii) provide the other with a description of the information provided to any Governmental Body with respect to any such inquiry or request. In addition, each of Purchaser and Sellers will keep the other apprised of the status of any such inquiry or request. Sellers and Purchaser shall cooperate in seeking early termination of any applicable waiting period under the HSR Act.

                  6.11 Contacts with Suppliers, Employees and Customers. Without the consent of Sellers, which consent will not be unreasonably withheld, Purchaser shall not contact any suppliers to, employees of, or customers of, any Company or Subsidiary in connection with or pertaining to any subject matter of this Agreement.

                  6.12 Invensys Commitments. Purchaser acknowledges and agrees that, on or before the date that is ninety (90) days following the Closing Date, it shall cause any Commitment made by Invensys and its Affiliates (other than a Company or a Subsidiary) with respect to the activities (financial or otherwise) of a Company or a

Subsidiary to be terminated or settled or replaced by an alternate Commitment from a party other than Invensys or its Affiliates (excluding a Company or a Subsidiary). For purposes of the foregoing, "Commitment" shall mean the financial commitments or support, letters of credit, performance bonds, parent company guarantees, bid bonds, bank guarantees or similar instruments set forth on Schedule 6.12.

                  6.13 Intellectual Property. To the extent that Sellers transfer any Intellectual Property or Technology that does not relate to the Fasco Business or is necessary to the conduct of the business of Sellers or their Affiliates (other than the Companies and the Subsidiaries) as conducted up to and through the Closing Date, after written notice by a Seller to Purchaser within six months following the Closing Date, Purchaser agrees to transfer that Intellectual Property or Technology back to Sellers and/or their Affiliates or, if that Intellectual Property or Technology is used in the Fasco Business, to grant Sellers and/or their Affiliates a perpetual, nonexclusive, non-sublicensable, fully paid-up license to use that Intellectual Property or Technology to the extent that Purchaser has the right to make such grant.

                  6.14 Notification. Between the date of this Agreement and the Closing Date, each of the Sellers on the one hand and the Purchaser on the other hand will use its best efforts to promptly notify the other party in writing if a Seller or Purchaser becomes aware of any fact or condition that causes or constitutes a breach of any of such party's representations and warranties under this Agreement. Should any such fact or condition require any change in any Schedule previously delivered by a party under this Agreement, such party will promptly deliver to the other party a supplement to the subject Schedule(s) specifying such change. During the same period, each of the Sellers on the one hand and the Purchaser on the other hand will use its best efforts to promptly notify the other party of the occurrence of any breach of any of its covenants in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

                  6.15 Estoppel Certificates and Title Commitments. Sellers acknowledge and agree that from the date hereof through the Closing Date they shall use their commercially reasonable efforts to obtain estoppel certificates (a form of which is attached hereto as Annex C) from the landlords of each of the Real Property Leases and updated title commitments with respect to each of the North American Owned Properties.

                  6.16 Financial Statements.

                  6.16.1 Invensys acknowledges that it is Purchaser's requirement to have available to Purchaser, on or before January 31, 2003, the following financial statements:

                  6.16.1.1 audited combined balance sheets of the Fasco Business at March 31, 2002 and 2001, and the related combined statements of operations, invested capital and cash flows for each of the years ended March 31, 2002, 2001 and 2000, together with an audit report of Ernst and Young LLP thereon, in each case prepared in accordance with U.S. GAAP, and with the accounting requirements and the published rules and regulations of the SEC; and

                  6.16.1.2 an unaudited condensed combined balance sheet of the Fasco Business at September 30, 2002, and the related combined statements of operations, invested capital and cash flows for the six month periods ended September 30, 2002 and 2001, together with a SAS 71 review report of Ernst and Young LLP ("E&Y") thereon, in each case prepared in accordance with U.S. GAAP, and with the accounting requirements and the published rules and regulations of the SEC, provided, however, that if the Closing occurs on or after February 1, 2003, it is Purchaser's requirement to have available to Purchaser, not later than February 28, 2003, an unaudited condensed combined balance sheet of the Fasco Business at December 31, 2002, and the related combined statements of operations, invested capital and cash flows for the nine month periods ended December 31, 2002 and 2001, together with a SAS 71 review report of E&Y thereon, in each case prepared in accordance with U.S. GAAP, and with the accounting requirements and the published rules and regulations of the SEC.

                  6.16.2 Prior to Closing, in order to assist Purchaser in achieving its requirements described in Section 6.16.1 above, Invensys and Sellers shall use their commercially reasonable best efforts to:

                  6.16.2.1 cause the management of the Companies and the Subsidiaries to prepare the financial statements described in Section
         6.16.1 above, reflecting required E&Y adjustments; and

                  6.16.2.2 provide E&Y with such access to (i) management of the Companies and the Subsidiaries, (ii) other employees of Invensys and its Affiliates and (iii) the books and records of the Companies and the Subsidiaries as is necessary to permit E&Y to prepare the audit and review reports described in Section 6.16.1 above.

                  6.16.3 In order to assist Purchaser in achieving its requirements described in Section 6.16.1 above, Invensys and Sellers shall provide to E&Y any management representation letters signed or to be signed by:
(i) the management of the Companies and the Subsidiaries (prior to Closing), and
(ii) the management of Invensys as requested by E&Y in connection with E&Y's preparation of the audit and review reports described in 6.16.1.

                  6.16.4 Fees charged by E&Y to complete the required reviews and prepare the reports described in Section 6.16.1.2 shall be borne by the Purchaser.

                  6.17 Transition Services Agreement. Between the date of this Agreement and the Closing Date, the parties hereto agree to prepare Schedule I to the Transition Services Agreement, pursuant to which Invensys will provide certain services to the Companies and Subsidiaries for a transitional period after the Closing Date. The parties acknowledge that the pricing of services to be included in Schedule I shall be calculated on a marginal cost basis.

                                   ARTICLE 7

                              CONDITIONS TO CLOSING

                  7.1 Condition Precedent to Obligations of Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of the following conditions (which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law):

                  7.1.1 The representations and warranties of Sellers in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties: (i) to the extent that any representation or warranty is made as of a specific date, such representation or warranty shall be true and correct as of such date; (ii) any update to or modification to the Seller's Schedules made after the date of this Agreement shall be disregarded; and (iii) all materiality qualifications contained in such representations and warranties shall be disregarded), provided, however, that in the event of a breach of representation and warranty (except Sections 4.2 and 4.7), the condition set forth in this Section 7.1 shall be deemed satisfied unless the effect of all such breaches of representations and warranties (except a breach of Section 4.2 or 4.7) taken together, results in a Company Material Adverse Effect.

                  7.1.2 Each of the covenants and obligations that Sellers are required to perform or comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects, except that the covenants and agreements contained in Section 6.2 shall be duly performed or complied with in all respects.

                  7.1.3 There shall not have occurred any Company Material Adverse Effect or any event or circumstances that would result in a Company Material Adverse Effect.

                  7.1.4 Sellers and Invensys shall be able to deliver to the Purchaser all outstanding shares of stock in each of the Companies and the Subsidiaries held in the name of Invensys or any Affiliate of Invensys, free and clear of any and all Liens of any kind whatsoever.

                  7.2 Condition Precedent to Obligations of Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of the following conditions (which may be waived by the Sellers in whole or in part to the extent permitted by applicable Law):

                  7.2.1 The representations and warranties of Purchaser in this Agreement (i) that are qualified as to materiality shall be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all material respects, at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date).

                  7.2.2 Each of the covenants and obligations that Purchaser is required to perform or comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.

                  7.3 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by a party in whole or in part to the extent permitted by applicable Law):

                  7.3.1 The consents, waivers, approvals or other authorizations listed on Schedule 4.6.2 and Schedule 5.3.2 shall have been obtained or otherwise satisfied and any other approvals of Governmental Bodies required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

                  7.3.2 No Order issued by any court of competent jurisdiction or other Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

                                   ARTICLE 8

                            DOCUMENTS TO BE DELIVERED

                  8.1 Documents to be Delivered by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

                  8.1.1 stock certificates representing all of the Shares and the shares described in Section 7.1.4, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

                  8.1.2 (a) written resignations of each of the directors of each Company and Subsidiary; and

                        (b) written resignations of those Company and Subsidiary officers identified by Purchaser;

                  8.1.3 the Certificate of Non-Foreign Status;

                  8.1.4 a Non-Competition Agreement, duly executed by each Seller and Invensys, in the form set forth in Annex B;

                  8.1.5 such other documents as Purchaser may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers' representations and warranties, (ii) evidencing the performance by each Seller of, or the compliance by each Seller with, any covenant or obligations required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in Section 7, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement;

                  8.1.6 documents, agreements or instruments, in form and substance satisfactory to Purchaser and its counsel, certifying to Purchaser that all receivables factoring arrangements to which any Company or Subsidiary is a party have been terminated, settled, or cancelled effective prior to or as of the Closing Date;

                  8.1.7 a certificate from the applicable Sellers certifying to Purchaser the dollar amounts that, as of the Closing Date, have not been expended in connection with shut-down costs for the Ozark and Elkhorn facilities and initially described on Schedule 2.5; and

                  8.1.8 the Escrow Agreement duly executed by each Seller and Invensys, in the form set forth in Annex E; and

                  8.1.9 the Transition Services Agreement duly executed by each Seller and Invensys, in the form set forth in Annex F.

                  8.2 Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers the following:

                  8.2.1 evidence of the wire transfers referred to in Section 2.3.1;

                  8.2.2 such other documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any of Purchaser's representations and warranties, (ii) evidencing the performance by Purchaser of, or the compliance by Purchaser with, any covenant or obligation required to be performed or complied with by Purchaser, (iii) evidencing the satisfaction of any condition referred to in Section 7, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement;

                  8.2.3 the Escrow Agreement duly executed by Purchaser, in the form set forth in Annex E; and

                  8.2.4 the Transition Services Agreement duly executed by Purchaser, in the form set forth in Annex F.

                                   ARTICLE 9

                                 INDEMNIFICATION

                  9.1 General Indemnification.

                  9.1.1 Subject to Sections 9.2, 9.3 and 9.4, Invensys and each Seller hereby agree to jointly and severally indemnify and hold the Purchaser, the Companies, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

                  9.1.1.1 any and all Losses based upon, attributable to or resulting from the breach of any representation or warranty of any of the Sellers or Invensys set forth in Article 4, other than those set forth in Section 4.11, or the failure of any representation or warranty contained in any certificate delivered by or on behalf of the Sellers pursuant to this Agreement (without giving effect to any supplement to the Schedules) to be true and correct;

                  9.1.1.2 any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers under this Agreement;

                  9.1.1.3 any Pre-Closing Environmental Liability;

                  9.1.1.4 any Predecessor Environmental Liability;

                  9.1.1.5 any matter disclosed in Schedule 4.17.3;

                  9.1.1.6 Losses based upon, attributable to or resulting from matters related to motors manufactured by Von Weise Gear Company for use in medical lift chairs manufactured or assembled by Invacare Corporation;

                  9.1.1.7 Losses based upon, attributable to or resulting from Fasco Motors Limited being an "additional debtor" under a lease between Invensys Canada Inc. and PHH Vehicle Management Services to the extent such losses relate to vehicles other than vehicles used by Fasco Motors Limited; and

                  9.1.1.8 any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller, Invensys, or any Company or Subsidiary (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.

                  9.1.2 Subject to Section 9.2 and Section 9.4, Purchaser hereby agrees to indemnify and hold the Sellers and Invensys, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

                  9.1.2.1 any and all Losses based upon, attributable to or resulting from the breach of any representation or warranty of the Purchaser set forth in Article 5, or the failure of any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement (without giving effect to any supplement to the Schedules), to be true and correct;

                  9.1.2.2 any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement; and

                  9.1.2.3 any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Purchaser (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.

                  9.1.3 The provisions of this Section 9.1 and Section 9.5 shall not apply to Taxes, which shall be governed by the provisions of Section 9.6.

                  9.2 Limitations on Indemnification.

                  9.2.1 Other than with respect to the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.7, 4.11, 4.20, 4.21 and 5.1,
5.2, 5.4 and 5.6, an indemnifying party shall not have any liability under
Section 9.1.1.1 or 9.1.2.1:

                  (i) with respect to any individual claim for the breach of a representation and warranty, unless and until the Losses claimed exceed Fifteen Thousand Dollars ($15,000) (the "De Minimis Amount");

                  (ii) unless and until the total amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the breach of all representations and warranties, exceeds, in the aggregate Three Million Dollars ($3,000,000) (the "Deductible"), disregarding any individual claim that does not exceed the De Minimis Amount and then only to the extent that such Losses exceed the Deductible; and

                  (iii) for any Losses in excess of Fifty Million Dollars ($50,000,000) (the "Cap") once the total amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the breach of all representations and warranties equals or exceeds the Cap.

                  9.2.2 With respect to any claim for indemnification under
Section 9.1.1.3, or with respect to a breach of Section 4.20, an indemnifying party shall not have any liability for Losses attributable thereto until such Losses exceed Seven Hundred Fifty Thousand Dollars ("$750,000") (the "Environmental Deductible") (excluding any Losses attributable to the Eaton Rapids Environmental Condition, which shall not be subject to the Environmental Deductible), provided, however, the indemnifying parties shall not have any liability for Losses attributable to Pre-Closing Environmental Liabilities or for breaches of Section 4.20 in excess of Fifty Million Dollars ($50,000,000) in the aggregate. For the avoidance of doubt, the Environmental Deductible is not subject to the De Minimis Amount.

                  9.2.3 Claims for indemnification under Section 9.1.1.4, are not subject to the Environmental Deductible or the De Minimis Amount; provided, however, an indemnifying party shall not have any liability for Losses attributable to Predecessor Environmental Liabilities in excess of Fifty Million Dollars ($50,000,000) in the aggregate.

                  9.3 Limitations on Indemnification for Environmental Losses.

                  9.3.1 Sellers and Invensys shall have no obligation to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any Losses arising in connection with a breach of the representation and warranty set forth in Section 4.20 or under Section 9.1.1.3 for Pre-Closing Environmental Liabilities ("Environmental Losses") to the extent that such Environmental Losses: (a) result from: (i) any change in the use of real property to non-industrial purposes, or (ii) an investigation of environmental conditions at any Company Properties, involving physically invasive testing procedures such as soil and groundwater sampling, undertaken by or for the Purchaser Indemnified Parties, other than any such investigation (A) affirmatively required under applicable Law, (B) required by any Order directed to a Company or Subsidiary, (C) reasonably determined by Purchaser in good faith to be necessary in connection with any bona fide construction or material maintenance activity (including expansion of any facility) at any Company Property where such construction, maintenance or repair does or would reasonably be expected to require access to, or disturbance of, soil or groundwater or (D) approved by Sellers in writing, which approval shall not be unreasonably withheld, or (b) result from Remedial Actions that are inconsistent with the standard of care set forth in Section 9.3.2.

                  9.3.2 Remedial Actions shall be conducted in a reasonable and cost effective manner, to standards applicable for the site use of the subject properties, and, to the extent applicable to that particular site, shall include the use of risk-based cleanup standards, natural attenuation, and deed restrictions or other actions as required by the enforcing Governmental Body to obtain closure where appropriate and available; provided, that with respect to Remedial Action at any Company Property the standards shall be those applicable to industrial use.

                  9.4 Survival of Representations and Warranties and Covenants.

                  9.4.1 The representations and warranties of Purchaser and Sellers and Invensys contained in this Agreement shall survive the Closing solely for purposes of Article 9 and such representations and warranties shall terminate at the close of business on the date that is twenty-one (21) months after the Closing Date; provided, however, that

(i) the representations and warranties contained in Section 4.7 shall survive the Closing and remain in effect indefinitely, (ii) the representations and warranties contained in Section 4.11 shall survive the Closing until the expiration of six (6) months following the last day on which any Tax may be validly assessed with due regard to any extension of time for assessment by the IRS or any other Governmental Body against any Company, any Subsidiary, or any of their respective assets, (iii) the representations and warranties contained in Section 4.16 shall survive the Closing and any investigation by the parties with respect thereto until the expiration of the applicable statute of limitations (including extensions thereof) and (iv) the survival of the representations and warranties contained in Section 4.20 shall be governed by
Section 9.4.3 below. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for indemnification of a Loss asserted within such period of survival as herein provided will be timely made for purposes hereof.

                  9.4.2 Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely.

                  9.4.3 Any claim for indemnification under Section 9.1.1.3 with respect to Losses attributable to Pre-Closing Environmental Liabilities or for a breach of Section 4.20 which is not asserted by notice given as herein provided within seven (7) years of the Closing Date may not be pursued and is hereby irrevocably waived after such time. Any claim for indemnification of a Loss asserted within such period of survival as herein provided will be timely made for purposes hereof.

                  9.4.4 Any claim for indemnification under Section 9.1.1.4 with respect to Losses attributable to Predecessor Environmental Liabilities which is not asserted by notice given as herein provided within eight (8) years of the Closing Date may not be pursued and is hereby irrevocably waived after such time. Any claim for indemnification of a Loss asserted within such period of survival as herein provided will be timely made for purposes hereof.

                  9.5 General Indemnification Procedures.

                  9.5.1 In the event that any Legal Proceedings shall be instituted or any claim or demand, including a third party claim or demand (including reasonable attorney fees) (collectively, with a Legal Proceeding, a "Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.1 (regardless of the De Minimis Amount or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this Article 9 to be forwarded to the indemnifying party. Such notice shall identify specifically the basis under which indemnification is sought pursuant to Section 9.1 and enclose true and correct copies of any written document furnished to the indemnified party by the Person that instituted the Claim. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within ten (10) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party: (i) if so requested by the indemnifying party to participate; (ii) if, in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; or (iii) if the indemnifying party does not, in the reasonable opinion of the indemnified party, based on the written advice of counsel, diligently conduct such defense; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. The indemnified party shall promptly supply to the indemnifying party copies of all correspondence and documents relating to or in connection with such Claim and keep the indemnifying party fully informed of all developments relating to or in connection with such Claim (including, without limitation, providing to the indemnifying party on request updates and summaries as to the status thereof).

                  If the indemnifying party assumes the defense of a Claim, (i) no compromise or settlement of such Claim may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent, which shall not be unreasonably withheld.

                  Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Claim may adversely affect it or its Affiliates other than as a result of monetary damages, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Claim, but the indemnifying party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  9.5.2 After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 Business Days after the date of such notice.

                  9.5.3 The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

                  9.5.4 Subject to the limitations set forth in Section 9.2 and consistent with Article 9 of this Agreement, with respect to any Claim for indemnification under Section 9.1.1.1 for breaches of the representations and warranties set forth in Section 4.20, Section 9.1.1.3 and Section 9.1.1.4, Sellers shall (a) manage and control the Remedial Action and resolution of any claim arising out of or relating to the Eaton Rapids Environmental Condition and
(b) have the right, but not the obligation, to manage and control any claim arising out of or relating to any Predecessor Environmental Liabilities under
Section 9.1.1.4 or any Remedial Action for which indemnification is provided under Section 9.1.1.1, 9.1.1.3, or 9.1.1.4 of this Agreement. To this end, Sellers shall have ten (10) days after receipt of notice of a claim for potential Remedial Action from Purchaser to accept responsibility for such Remedial Action. If a Seller has or takes responsibility for any Remedial Action, Seller shall directly pay (or otherwise cause another party to make such direct payment) any such environmental consultant, contractor or subcontractor hired by Seller, and Purchaser shall provide such Seller and its environmental consultants, contractors and subcontractors, after Seller has provided reasonable notice to Purchaser, with reasonable access to the affected properties for the purpose of implementing any such Remedial Action, and Purchaser shall cooperate with Seller's activities, including signing necessary documentation for the implementation, monitoring and completion of such Remedial Action, provided that Sellers indemnify, defend and hold harmless Purchaser from all Losses that result from such cooperation that are not attributable to the gross negligence or willful misconduct of the Purchaser or the Companies. Seller shall coordinate any Remedial Action at a Company Property with Purchaser and shall ensure that any such remedy or Remedial Action does not unreasonably interfere with Purchaser's use and operation of the property. The party implementing the Remedial Action shall retain an environmental consultant acceptable to the other party which acceptance shall not be unreasonably withheld, denied or conditioned; provided however, that with respect to the required Remedial Action for the Eaton Rapids Environmental Condition, the parties agree that Secor is acceptable. Notwithstanding the foregoing, nothing herein shall prevent the party not implementing the Remedial Action to retain an environmental consultant, at its cost, to review any workplans or reports related thereto. The party implementing the Remedial Action shall control any and all communication with Governmental Bodies having jurisdiction over the Remedial Action; provided the party implementing the Remedial Action shall provide the other party, if applicable, its consultants, with the opportunity to review and comment on any proposed plans for the Remedial Actions and shall incorporate such reasonable comments to the extent consistent with Section 9.3.2 of this Agreement. Notwithstanding the foregoing, the party implementing the Remedial Action shall provide the other party with periodic reports, no less than quarterly, on the progress of the Remedial Action and, to the extent the other party is responsible for reimbursing the party implementing the Remedial Action, the party implementing the Remedial Action shall keep the other party apprised of the associated costs, provided, further that Seller shall maintain a record of costs incurred with the indemnification hereunder and shall provide Purchaser with notice, if and when the aggregate Losses covered hereunder exceed Forty Millions Dollars ($40,000,000). Purchaser shall cooperate with Seller in undertaking such Remedial Action and Purchaser shall use commercially reasonable efforts to assist Seller in obtaining no further action determination or similar determination from the applicable Governmental Body indicating that no additional Remedial Action is required; provided Seller will reimburse Purchaser for its reasonable out-of-pocket expenses in connection with providing such cooperation and assistance.

                  9.5.5 Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                  9.6 Tax Matters.

                  9.6.1 Tax Indemnification.

                           9.6.1.1 Sellers and Invensys shall jointly and
severally indemnify the Purchaser Indemnified Parties and hold them harmless from and against any Losses attributable to (i) Excluded Taxes, (ii) all liability for Taxes attributable to a Seller Tax Act, (iii) a breach by any Seller or Invensys of its obligations under this Agreement that relate to Taxes, or (iv) a breach of the representations and warranties set forth in Section
4.11. Invensys shall cause the Sellers to reimburse Purchaser for Taxes of the Companies or the Subsidiaries that are the responsibility of the Sellers and Invensys pursuant to this Section 9.6 within fifteen (15) days after payment of such Taxes by Purchaser, any Company or any Subsidiary and the receipt by Sellers of a written description in reasonable detail from Purchaser of the nature of such Taxes. Notwithstanding the foregoing, Sellers and Invensys shall not indemnify and hold harmless Purchaser Indemnified Parties from any liability for Taxes attributable to (a) any action taken after the Closing on the Closing Date or after the Closing Date by

Purchaser, or any of its Affiliates (including the Companies and Subsidiaries) or any transferee of Purchaser or any of its Affiliates (a "Purchaser Tax Act") or (b) a breach by Purchaser of its obligations under this Agreement. For the avoidance of doubt, any (x) action required by applicable Law or taken pursuant to this Agreement, or (y) action attributable to a breach by any Seller or Invensys of its obligations under this Agreement shall not constitute a Purchaser Tax Act.

                           9.6.1.2 Purchaser shall, and shall cause the
Companies and Subsidiaries to, indemnify the Seller Indemnified Parties and hold them harmless from (i) all liability for Taxes of the Companies and the Subsidiaries for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Purchaser's indemnity will cover only that portion of any such Taxes that are not for a Pre-Closing Tax Period) and (ii) all liability for Taxes attributable to a Purchaser Tax Act or to a breach by Purchaser of its obligations under this Agreement. Notwithstanding the foregoing, Purchaser (and the Companies and Subsidiaries) shall not indemnify and hold harmless Seller Indemnified Parties from any liability for Taxes attributable to (a) any action taken before the Closing on the Closing Date or before the Closing Date by Sellers or any of their Affiliates (including the Companies and Subsidiaries) (a "Seller Tax Act") or (b) a breach by any Seller or Invensys of its obligations under this Agreement.

                           9.6.1.3 For purposes of this Section 9.6, in the case
of any Taxes imposed on a periodic basis and payable for a taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the portion of such Taxes that relate to a Pre-Closing Tax Period shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire taxable period multiplied by the fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Taxes based upon or related to income or receipts, be deemed to be the amount which would be payable if the relevant taxable period ended on the Closing Date, provided that any credit, exemption, allowance or deduction that is calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

                           9.6.2 Procedures Relating to Indemnification of Tax
Claims.

                           9.6.2.1 If one party is responsible for the payment
of Taxes pursuant to Section 9.6.1 (the "Tax Indemnifying Party"), and the other party (the "Tax Indemnified Party") receives written notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim (a "Tax Claim") with respect to such Taxes, the Tax Indemnified Party shall, as soon as commercially practicable, notify the Tax Indemnifying Party in writing of such Tax Claim. If notice of a Tax Claim is not given to the Tax Indemnifying Party as soon as commercially practicable, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party (or any of its

Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives) to the extent that the Tax Indemnifying Party's position is actually prejudiced as a result thereof.

                           9.6.2.2 The Tax Indemnifying Party shall compromise,
defend or settle, at its own expense, any Tax Claim and shall have the right to make all judgments and decisions in respect of such compromise, defense or settlement of such Tax Claim. Without limiting the foregoing, the Tax Indemnifying Party may pursue or forego any and all administrative proceedings with any taxing authority with respect thereto, and may either pay the Taxes claimed and sue for a refund or contest the Tax Claim in any permissible manner at its own expense; provided, however, that (i) in the case of a Tax Claim relating solely to Taxes of a Company or Subsidiary for a Straddle Period, Sellers and Purchaser shall jointly control all proceedings taken in connection with any such Tax Claim, and (ii) if any Tax Claim could reasonably be expected to have an adverse effect on (A) Purchaser, any Company, any Subsidiary or any of their Affiliates in any taxable period beginning after the Closing Date, the Tax Claim shall not be settled or resolved without Purchaser's prior written consent, which consent shall not be unreasonably delayed or withheld or (B) Sellers or any of their Affiliates in any taxable period ending on or before the Closing Date, the Tax Claim shall not be settled or resolved without Sellers' prior written consent, which consent shall not be unreasonably delayed or withheld. The Tax Indemnifying Party shall, as soon as commercially practicable, provide in writing and in reasonable detail the nature of such Tax Claims that could reasonably be expected to have an adverse effect on the Tax Indemnified Party.

                           9.6.2.3 The Tax Indemnified Party and each of its
respective Affiliates shall cooperate with the Tax Indemnifying Party in contesting any Tax Claim, which cooperation shall include the retention and (upon the Tax Indemnifying Party's request) the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

                           9.6.2.4 In no case shall the Tax Indemnified Party,
any Company or Subsidiary or any of their respective officers, directors, employees, stockholders, agents or representatives settle or otherwise compromise any Tax Claim without the Tax Indemnifying Party's prior written consent. Neither party shall settle a Tax Claim relating solely to Taxes of a Company or Subsidiary for a Straddle Period without the other party's prior written consent, which consent shall not be unreasonably delayed or withheld.

                           9.6.3 Responsibility for Preparation and Filing of
Tax Returns and Amendments.

                           9.6.3.1 Purchaser shall prepare or cause to be
prepared and file or caused to be filed any Tax Return of the Companies or Subsidiaries for any Straddle Period and remit to the taxing authorities payment for Taxes shown due on such Tax

Returns. Sellers shall pay Purchaser (within fifteen (15) days after the date on which Purchaser remitted such payment) an amount equal to the Taxes that relate to the portion of such Straddle Period ending on the Closing Date, as determined under Section 9.6.1.3. All such Tax Returns shall be prepared on a basis consistent with past practice. Purchaser shall furnish such Tax Returns to Sellers for their approval (which approval shall not be unreasonably delayed or withheld) at least twenty (20) days prior to the due date for filing such Tax Returns.

                           9.6.3.2 With respect to the taxable periods beginning
after March 31, 2002, Sellers shall not, without the Purchaser's prior written consent (which consent shall not be unreasonably delayed or withheld), (i) make any Tax election not previously made with respect to the Companies or Subsidiaries or adopt a new (or change a) method of accounting for Tax purposes or (ii) take a position on any Tax Return for any such period that addresses an issue (whether factual or legal) not previously addressed in prior Tax Returns of the relevant Company or Subsidiary, in each case that relates solely to the Companies or Subsidiaries.

                           9.6.3.3 Sellers shall prepare and Purchaser or
Sellers, as appropriate, shall file any Tax Return required to be filed for any taxable period of the Companies or Subsidiaries that ends on or before the Closing Date and remit to the taxing authorities payment for Taxes shown due on such Tax Return. Sellers will include the income of the Companies and the Subsidiaries that are members of the Affiliated Group of which Invensys, Inc. is the common parent corporation (including any deferred income, as such term is used in Treas. Reg. Section 1.1502-13, and any excess loss accounts taken into income under Treas. Reg. Section 1.1502-19) on Invensys, Inc.'s consolidated federal income Tax Returns for all periods through the Closing Date and pay any income Taxes attributable to such income. All such Tax Returns shall be prepared on a basis consistent with Section 9.6.3.2, past practice, and in compliance with applicable Law. Sellers will not elect to retain any net operating loss carryovers or capital loss carryovers (or any similar or comparable tax items under state, local, or foreign Law) of the Companies or Subsidiaries. Purchaser shall timely furnish tax workpapers to Sellers upon request in accordance with the past custom and practice of the Companies and Subsidiaries. Where Purchaser files such Tax Returns and remits to the taxing authorities payment for Taxes shown due thereon, Sellers shall pay Purchaser (within fifteen (15) days after the date on which Purchaser remitted such payment) an amount equal to the Taxes shown due on such Tax Returns. Any Tax Return to be filed by Purchaser or a Company or Subsidiary shall be furnished by Sellers to the Purchaser or the appropriate Company or Subsidiary, as the case may be, for signature and filing at least thirty (30) days prior to the due date for filing such Tax Return. The Purchaser or applicable Company or Subsidiary, as the case may be, shall sign and timely file any such Tax Return on a timely basis, provided, there is a "reasonable basis" (within the meaning of Treas. Reg. Section 1.6662-3(b)(3), or any similar or comparable provision of state, local, or foreign Law) for all positions taken on such Tax Return. Purchaser and Sellers agree to cause the Companies and the Subsidiaries to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the



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close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

                           9.6.3.4 Sellers shall be responsible for preparing
and filing any amended consolidated, combined or unitary Tax Returns for any taxable years ending on or prior to the Closing Date. Where Sellers seek to file an amended Tax Return with respect to a Company or Subsidiary in accordance with this Section 9.6.3.4 in a jurisdiction in which separate Tax Returns are filed by such Company or Subsidiary, Sellers shall furnish to the Purchaser, the Company or the Subsidiary, as the case may be, such amended Tax Return and Purchaser or such Company or Subsidiary shall, subject to the succeeding sentence, sign and timely file any such amended Tax Return. Notwithstanding the foregoing, if the outcome of filing any amended Tax Return could reasonably be expected to have an adverse effect on Purchaser, any Company, any Subsidiary or any of their Affiliates in any taxable period beginning after the Closing Date, such amended Tax Return shall not be filed, whether by Sellers or Purchaser, as the case may be, without Purchaser's prior written consent, which consent shall not be unreasonably delayed or withheld. Purchaser may prepare and file amended Tax Returns with respect to separate Tax Returns filed by the Companies or Subsidiaries during any Pre-Closing Tax Period that contain a position for which there was no "reasonable basis" (within the meaning of Treas. Reg. Section 1.6662-3(b)(3), or any similar or comparable provision of state, local or foreign Law); provided, that no later than 20 days prior to the filing of such amended Tax Returns, Purchaser shall furnish to Sellers a copy of such amended Tax Return.

                           9.6.4 Cooperation.

                           9.6.4.1 Each of the Sellers, the Companies, the
Subsidiaries and the Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods.

                           9.6.4.2 Such cooperation shall include the retention
and (upon the other party's request, at the other party's cost and expense, and at the time and place mutually agreed upon by the parties) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent such information and/or explanation is readily available and within the control of the party to which such request is made. The responsibility to retain records and information shall include the responsibility to (i) retain such records and information as are required to be retained by any applicable taxing authority and (ii) retain such records and information in machine-readable format where appropriate (to the extent such records and information are in such format as of the Closing Date) such that the requesting party shall be able to readily access such records and information. Purchaser and Sellers shall (i) retain all books and




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
records with respect to Tax matters pertinent to each of the Companies and Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention arrangements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser, or Sellers, as the case may be, shall allow the other party to take possession of such books and records at such other party's sole cost and expense. Any information or explanation obtained pursuant to this Section 9.6.4.2 shall be maintained in confidence, except (i) as may be legally required in connection with claims for refund or in conducting or defending any Tax audit or other proceeding or (ii) to the extent the disclosing party provides written permission for such disclosure.

                           9.6.5 Refunds and Credits.

                           9.6.5.1 Any refunds or credits of Taxes or offsets of
Taxes otherwise due and payable by the Companies or the Subsidiaries for any Pre-Closing Tax Period or that are Excluded Taxes shall be for the account of Sellers; provided, that, if as a result of such refund, credit or offset, Purchaser, any Company, any Subsidiary or any of their Affiliates suffer, in a Post-Closing Tax Period, a decrease in a deduction, loss or Tax credit or an increase in income, gains, or recapture of Tax credit which otherwise (but for such refund, credit or offset) would have been reported by Purchaser, any Company, any Subsidiary or any of their Affiliates, then Sellers shall pay Purchaser the present value of the amount equal to the Tax benefits (but in no case more than the amount of the refund, credit or offset) that Purchaser, any Company, any Subsidiary or any of their Affiliates lost as a result of the refund, credit or offset obtained for the account of Sellers. Any refunds, credits or offsets of the Companies or the Subsidiaries for any taxable period beginning after the Closing Date shall be for the account of the Purchaser. Any refund, credit or offset of Taxes of the Companies or the Subsidiaries for any Straddle Period shall be equitably apportioned between Sellers and Purchaser and consistent with the previous two sentences. For purposes of this Section 9.6.5.1, in determining the present value of an amount of Tax benefits lost as a result of a refund, credit or offset, a discount rate equal to the long-term applicable federal rate (as defined in Code Section 1274(d)) for the month in which such refund, credit or offset is realized shall be applied.

                           9.6.5.2 Purchaser shall cause each Company and
Subsidiary to elect, where permitted by applicable Law, to carry forward any Tax Asset (as defined below) arising in a taxable period beginning after the Closing Date that would, absent such election, be carried back to a Pre-Closing Tax Period in which such Company or Subsidiary was included in a consolidated, combined or unitary return with the Sellers or their Affiliates. Where no such election is available, Purchaser shall be permitted to cause the Companies or Subsidiaries to carry back to a Pre-Closing Tax Period a Tax Asset that arose in a taxable period ending after the Closing Date and notwithstanding anything in
Section 9.6.5.1 to the contrary, Purchaser shall be entitled to any refunds attributable to the carry back of such Tax Asset. For purposes of this Section 9.6.5.2, "Tax Asset" means any item of loss, deduction or credit incurred in one taxable period that may be used to reduce Taxes in a previous or subsequent taxable period, including by way of example and without limitation net operating loss carryovers and carrybacks (as such terms are used in Code Section 172(b)), capital loss carryovers and carrybacks (as such terms are used in Code Section
1212), and any corresponding or similar tax items arising under state, local or foreign Law.

                  9.6.6 Certificate of Non-Foreign Status.

                  BTR Finance shall deliver to Purchaser at the Closing a certificate of non-foreign status in accordance with Treas. Reg. Section 1.1445-2(b)(2) (the "Certificate of Non-Foreign Status").

                  9.7 Indemnification for Products Liability and Product Recall. Each of the claims reflected on Schedule 9.7 represent product liability and product recall claims with respect to which notification has been sent to an insurance carrier (together with all claims made in writing by third parties to Sellers between the date hereof and Closing with respect to product liabilities or product recalls, the "Product Liability Claims"). Sellers and Invensys acknowledge and agree that they shall retain all liabilities associated with such Product Liability Claims and shall indemnify and hold the Purchaser Indemnified Parties harmless for such Product Liability Claims in accordance with Section 9.5 above. To the extent insurance coverage is available for any such Product Liability Claim, but such insurance coverage includes a deductible or self-insured retention amount, Purchaser and Sellers and Invensys acknowledge and agree that Sellers and Invensys shall be responsible for the first One Million Dollars ($1,000,000), in the aggregate, of such deductibles or self-insured retention amounts. After Sellers and Invensys have assumed responsibility for the first One Million Dollars ($1,000,000) in deductibles or self-insured retention amounts, Purchaser and Sellers agree that each party shall be responsible for fifty percent (50%) of any deductibles or self-insured retention amounts applicable to all of such Product Liability Claims and that Purchaser shall reimburse Seller for fifty percent (50%) of any such deductibles or self-insured retention amounts. Notwithstanding the foregoing, the parties acknowledge that Purchaser shall not be obligated to reimburse Sellers for any amount under this Section 9.7 in excess of Five Million Dollars ($5,000,000).

                  9.8 Employee Liabilities.

                  9.8.1 Except as explicitly set forth in or otherwise explicitly provided in this Agreement, Seller and its Affiliates (except the Companies and Subsidiaries) shall be solely responsible after the Closing for, and shall indemnify and hold Purchaser and its Affiliates (including the Companies and Subsidiaries) harmless against, any and all obligations and liabilities: (i) that have arisen or may arise in connection with or related to any current or former employee of Seller or its Affiliates who is not considered an Employee hereunder, (ii) related to the failure of Sellers or their Affiliates to comply with any employee notification or consultation requirements of applicable Law (unless such




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
failure is caused by the failure of the Purchaser or any of its Affiliates to
(a) reasonably cooperate with, or provide requested information to, the Sellers in connection with its efforts to comply with such Law or (b) a failure by Purchaser to comply with any employee notification or consultation requirements of applicable Law), and (iii) in connection with claims with respect to an Employee or former employee of the Companies or Subsidiaries for acts or omissions occurring or arising during the period prior to the Closing during which such individual was employed wholly or predominately by the Seller or one of its Affiliates other than the Companies or Subsidiaries with respect to the Seller or one of its Affiliates other than the Companies or Subsidiaries.

                  9.8.2 Except as explicitly set forth in or otherwise explicitly provided in this Agreement, Purchaser and its Affiliates shall be solely responsible after the Closing for, and shall indemnify and hold Sellers and their Affiliates harmless against, any and all obligations and liabilities related to the failure of Purchaser or its Affiliates to comply with any employee notification or consultation requirements of applicable Law (unless such failure is caused by the failure of the Sellers or any of their Affiliates to (a) reasonably cooperate with, or provide requested information to, the Purchaser in connection with its efforts to comply with such Law or (b) a failure by Sellers to comply with any employee notification or consultation requirements of applicable Law).

                  9.9 Exclusive Remedies.

                  9.9.1 Except as provided below, the parties hereto agree that their respective remedies under Article 9 of this Agreement are their exclusive remedies under this Agreement, including without limitation, any matter based on the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any party hereto contained herein or based on the failure of any covenant, agreement or undertaking herein, and the parties hereto hereby waive any claims with respect to any other right of contribution or indemnity available against any indemnifying party hereunder in such capacity on the basis of common law, statute or otherwise beyond the express terms of this Agreement; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Seller Document or Purchaser Document; and provided, further, that nothing contained in this Agreement (including, without limitation, this Section 9.9.1) shall affect or impair Purchaser's or Sellers' right to pursue any remedy in respect of a breach of any covenant or agreement contained herein to be performed by Sellers or Invensys or Purchaser after the Closing Date, and for the avoidance of doubt no such remedy shall be subject to the limitations of Section 9.2.1; and

                  9.9.2 Notwithstanding any other provision of this Agreement, the liability for indemnification of any indemnifying party under this Agreement shall not exceed the actual damages of the party entitled to indemnification and shall not otherwise include incidental, consequential, indirect, special, punitive, exemplary or other similar damages, other than compensatory damages.

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
                  9.10 Adjustments for Insurance and Tax Benefits. Any indemnification payable in accordance with Article 9 shall be net of any (i) amounts actually recovered (after deducting related costs and expenses) or recoverable by the indemnified party for the Losses for which such indemnification payment is made under any insurance policy, warranty or indemnity from any Person other than a party hereto, except, that the foregoing shall not apply to any insurance proceeds recovered or recoverable under any insurance policy obtained by Purchaser which covers in whole or in part Losses arising under Environmental Laws, and (ii) Tax benefits realized by the indemnified party in respect of any Losses for which such indemnification payment is made.

                  9.11 Treatment of Indemnity Payments. Sellers and the Purchaser agree that all indemnification payments made in accordance with
Article 9 will be treated by the parties as an adjustment to the Final Purchase Price.

                  9.12 Right To Indemnification Not Affected By Knowledge. The right to indemnification, payment of damages or other remedy based on or resulting from a breach of representations, warranties, covenants, and obligations contained in this Agreement will not be affected by any investigation conducted with respect to, or any Knowledge of Purchaser or Knowledge of Sellers acquired at any time by Purchaser with respect to Sellers and Invensys, and Sellers and Invensys with respect to Purchaser, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition to Closing set forth in Article 7 based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

                                   ARTICLE 10

                                  MISCELLANEOUS

                  10.1 Certain Definitions.

                  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

                  "Accounting Principles" shall mean the financial accounting principles and practices ordinarily used in the preparation of the management accounts of the Fasco Business (the "Standard Accounting Principles") as modified and supplemented by the accounting principles set forth in Schedule 2.2 as specifically identified therein.

                  "Adjustment Amount" shall have the meaning set forth in
Section 2.3.2.

                  "Adjustment Statement" shall have the meaning set forth in
Section 2.2.1.2.

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
                  "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

                  "Affiliated Group" has the same meaning as the term described in Code Section 1504(a).

                  "Agreement" shall have the meaning set forth in the first paragraph hereof.

                  "Approved Absence" shall have the meaning set forth in Section 6.3.1.

                  "Assumed Salaried Pension Plan Liabilities" shall have the meaning set forth in Section 6.3.7.1.

                  "Audited Balance Sheet" shall have the meaning set forth in
Section 4.8.

                  "Audited Balance Sheet Date" shall have the meaning set forth in Section 4.8.

                  "Audited Financial Statements" shall have the meaning set forth in Section 4.8.

                  "Baseline Trade Working Capital" shall mean Sixty Eight Million Dollars ($68,000,000).

                  "BTR Finance" shall have the meaning set forth in the first paragraph hereof.

                  "BTR Holdings" shall have the meaning set forth in the first paragraph hereof.

                  "BTRI" shall have the meaning set forth in the first paragraph hereof.

                  "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

                  "Cap" shall have the meaning set forth in Section 9.2.1(iii).

                  "Capital Expenditure Budget" shall have the meaning set forth in Section 4.10.8.

                  "Certificate of Non-Foreign Status" shall have the meaning set forth in Section 9.6.6.

                  "Claim" shall have the meaning set forth in Section 9.5.1.

                  "Closing" shall have the meaning set forth in Section 3.1.

                  "Closing Date" shall have the meaning set forth in Section
3.1.

                  "Closing Management Accounts" means the reports and schedules identified in Schedule 2.2, generated from the books and records of the Companies as at and for the period ending on the Effective Time, prepared in accordance with the Accounting Principles and on the basis that the Effective Time shall be treated as if it were a normal reporting period end.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Commitment" shall have the meaning set forth in Section 6.12.

                  "Company" and "Companies" shall have the meanings set forth in the first recital hereof.

                  "Company Material Adverse Effect" means a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Companies and the Subsidiaries (taken as a whole) other than an effect resulting from an Excluded Matter. "Excluded Matters" means any one or more of the following: (i) the effect of any change arising from or related to any market in general in which the Companies or the Subsidiaries operate (whether in the United States or internationally), the United States economy as a whole, or the international economy; or (ii) any effect of the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions.

                  "Company Plans" shall have the meaning ascribed to such term in Section 4.16.1.

                  "Company Property" and "Company Properties" shall have the meaning ascribed to such term in Section 4.12.

                  "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

                  "CPN" shall have the meaning set forth in the first paragraph hereof.

                  "De Minimis Amount" shall have the meaning set forth in
Section 9.2.1.

                  "Deductible" shall have the meaning set forth in Section 9.2.1(ii).

                  "E&Y" shall have the meaning set forth in Section 6.16.1.2.

                  "Eaton Rapids Environmental Condition" means any obligation or responsibility of Fasco D.C. Motors at Plant 1, located at 402 East Haven Street in Eaton Rapids, MI ("Fasco Plant 1"), arising out of or related to the presence or migration of chlorinated solvents in or to the groundwater to the extent such solvents were released at, on or from the Fasco Plant 1 on or prior to the Closing Date, and addressed in the

Remedial Action Plan, Version 2, dated June 15, 2001 and any supplemental information associated therewith.

                  "Effective Time" shall have the meaning ascribed to such term in Section 1.1.

                  "Employees" shall have the meaning set forth in Section 6.3.1.

                  "Environmental Deductible" shall have the meaning set forth in
Section 9.2.2.

                  "Environmental Law" means any applicable foreign, federal, state, local, county, or municipal statute, rule, regulation, ordinance, rule of common law or other legal requirement relating to the protection of the environment and human health as it relates to protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.Css.9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App.ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss.6901 et seq.), the Clean Water Act (33 U.S.C.ss.1251 et seq.), the Clean Air Act (42 U.S.C.ss.7401 et seq.), the Toxic Substance Control Act (15 U.S.Css.2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.Css.136 et seq.), and the Occupational Safety and Health Act (29 U.S.C.ss.651 et seq.) (but only to the extent it relates to occupational exposure to toxic or hazardous substances, materials, or wastes, pollutants or contaminants as defined in OSHA.) In connection with the presence of, or any Remedial Action taken in relation to, a Hazardous Material in the soil or any body of water, including, but not limited to, any ground water, surface water or aquifer, "Environmental Law" shall include all Environmental Laws, whether now or hereinafter in effect All other references to "Environmental Laws" shall refer to Environmental Laws in effect on or prior to the Closing Date, unless specifically defined otherwise.

                  "Environmental Losses" shall have the meaning set forth in
Section 9.3.1.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" shall have the meaning set forth in Section
2.6.

                  "Escrow Agreement" means the form of agreement attached hereto as Annex E.

                  "Escrow Funds" shall mean Five Million Dollars ($5,000,000) exclusive of interest.

                  "Estimated External Cash/Debt Balance" shall mean Sellers' estimate of Final External Cash/Debt Balance to be provided to Purchaser pursuant to Section 2.1.2 (which may be a positive or negative amount).



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
                  "Estimated Trade Working Capital Adjustment" shall mean Sellers' estimate of the amount to be determined pursuant to Section 2.2.2.1 (which may be a positive or a negative amount).

                  "Excluded Taxes" means any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, for any Taxes of the Companies or the Subsidiaries for any Pre-Closing Tax Period including, but not limited to, Taxes that result (i) under Treasury Regulation
Section 1.1502-6(a) (or any similar provision of state, local or foreign law) relating to Taxes of a Seller or any other corporation which has been affiliated with such Seller (other than the Companies or Subsidiaries), (ii) from a transferee or successor, or (iii) by contract or otherwise.

                  "Fasco Business" shall mean, collectively, all of the Companies and all of the Subsidiaries on a consolidated basis, taken as a single entity.

                  "Fasco Business Intellectual Property" shall mean all Intellectual Property owned by the Companies and the Subsidiaries.

                  "Final External Cash/Debt Balance" means cash and cash equivalents of the Fasco Business less the aggregate of all borrowings, accounts receivable subject to factoring arrangements, finance leases, and indebtedness of the Fasco Business for borrowed money, excluding Final Intercompany Payables and Final Intercompany Receivables, expressed in United States Dollars as of the Effective Time (which may be a positive or a negative amount).

                  "Final Intercompany Payables" means, in relation to each Company or Subsidiary, the aggregate of all outstanding amounts owed by such Company or Subsidiary to Invensys and its Affiliates (other than a Company or a Subsidiary) as of the Effective Time.

                  "Final Intercompany Receivables" means, in respect of Invensys and its Affiliates, the aggregate of all outstanding amounts owed by Invensys and its Affiliates (other than a Company or a Subsidiary) to any Company or Subsidiary as of the Effective Time.

                  "Final Net Intercompany Amount" shall have the meaning set forth in Section 2.2.2.3.

                  "Final Purchase Price" shall have the meaning set forth in
Section 2.1.

                  "Final Trade Working Capital" shall have the meaning set forth in Schedule 2.2.

                  "Final Trade Working Capital Adjustment" shall have the meaning set forth in Section 2.2.2.1.3.

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
                  "Financial Statements" shall have the meaning ascribed to such term in Section 4.8.

                  "Foreign Governmental Approval" shall have the meaning set forth in Section 6.10.

                  "Governmental Authorization" shall mean any approval, consent, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

                  "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

                  "Hazardous Material" means any substance, material or waste that is characterized, classified, regulated, or designated under any Environmental Law as hazardous, toxic, pollutant, contaminant, explosive, radioactive or words of similar meaning or effect, including without limitation, petroleum and its by-products, nuclear fuel, asbestos, urea formaldehyde, and polychlorinated biphenyls.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended.

                  "ICMH" shall have the meaning set forth in the first paragraph hereof.

                  "Inactive Employee" shall have the meaning set forth in
Section 6.3.1.

                  "Initial Purchase Price" shall have the meaning set forth in
Section 2.1.

                  "Intellectual Property" means all rights under patent, copyright, trademark or trade secret law or any other statutory provision or common law doctrine.

                  "Interim Balance Sheet" shall have the meaning set forth in
Section 4.8.

                  "Interim Balance Sheet Date" shall have the meaning set forth in Section 4.8.

                  "Interim Financial Statements" shall have the meaning set forth in Section 4.8.

                  "Invensys" shall have the meaning set forth in the first paragraph hereof.

                  "Invensys Plans" shall have the meaning set forth in Section 4.16.1.

                  "IRS" means the United States Internal Revenue Service.

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
                  "Knowledge of Purchaser" means the actual knowledge of the senior officers of the Purchaser or other employees of the Purchaser actively involved in the transactions contemplated hereby.

                  "Knowledge of Sellers" means the actual knowledge of each of Jim Doyle, Dan Sampson, Mike Atwood, Rick Emerick, Paul Mracek, David Jakob, Ignacio Santa Cruz, Jeremy Morcom and Victoria Hull. Annex D summarizes the procedures followed by Sellers in ascertaining the knowledge of the individuals listed in the preceding sentence.

                  "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

                  "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

                  "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

                  "Losses" means any and all losses, claims (including third-party claims), expenses, damages, judgments, settlements, debts, liabilities, penalties, fines, obligations, interest (including prejudgment interest), costs and expenses (including court costs and reasonable attorneys' fees and expenses and costs of investigation and remediation).

                  "Material Contracts" shall have the meaning set forth in
Section 4.15.

                  "Material Order" shall have the meaning set forth in Section 4.18.2(i).

                  "Non-U.S. Employees" shall have the meaning set forth in
Section 6.3.1.

                  "Non-U.S. Plans" shall have the meaning set forth in Section 4.16.1.

                  "Objection Notice" shall have the meaning set forth in Section 2.2.1.3.

                  "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

                  "Owned Property" and "Owned Properties" shall have the meaning set forth in Section 4.12.

                  "PBGC" shall have the meaning set forth in Section 4.16.6.

                  "Pension Plan Assets Adjustment" shall have the meaning set forth in Section 2.2.2.4.

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
                  "Pension Plan Escrow" shall have the meaning set forth in
Section 2.6.

                  "Permitted Exceptions" means (i) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (ii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not, individually or in the aggregate, material to the business, operations and financial condition of the Company, its Subsidiaries or any property so encumbered; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body that affect legal title to the Owned Property, provided that such regulations have not been violated; (iv) such other imperfections in title, charges, easements, restrictions, encumbrances and matters which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby; and (v) those matters shown on Schedule 4.12.

                  "Person" means any individual, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization or other entity (including a Governmental Body).

                  "Pre-Closing Environmental Liabilities" means any and all Losses imposed pursuant to Environmental Laws arising out of, relating to or attributable to the ownership, operation, leasing or occupancy of any Company Properties, and any activities conducted thereon by any Person, at anytime, including, without limitation, (i) the presence of Hazardous Materials at, on or under such Company Properties at concentrations exceeding those allowed by Environmental Laws (including the Eaton Rapids Environmental Condition) and (ii) the use, treatment, transport or disposal of Hazardous Materials by the Company or any Subsidiary or at or from any Company Property at anytime on or before the Closing Date; provided, however, that Pre-Closing Environmental Liabilities shall not include any Losses attributable to the presence of building materials that contain Hazardous Materials, including lead based paint or asbestos containing building materials, the presence of which complied with Environmental Laws on the Closing Date.

                  "Pre-Closing Tax Period" means, with respect to the Companies and Subsidiaries any Tax period (or portion thereof) ending on or before the Closing Date.

                  "Predecessor Environmental Liabilities" means any and all Losses imposed pursuant to Environmental Laws arising out of, relating to or attributable to (1) any condition at any real property formerly owned, operated or leased by the Companies or Subsidiaries or any predecessors thereof or (2) any third-party property or transporter to which the Companies or Subsidiaries or any predecessors thereof used for the transport, disposal or treatment of Hazardous Materials prior to the Closing, but excluding any matters within the definition of Pre-Closing Environmental Liabilities.

                  "Product Liability Claims" shall have the meaning set forth in
Section 9.7.

                  "Products" means all current commercial products of the Fasco Business.

                  "Purchaser" shall have the meaning set forth in the first paragraph hereof.

                  "Purchaser DC Plan" shall have the meaning set forth in
Section 6.3.6.

                  "Purchaser Documents" shall have the meaning set forth in
Section 5.2.

                  "Purchaser Indemnified Parties" shall have the meaning set forth in Section 9.1.1.

                   "Purchaser Salaried Plans" shall have the meaning set forth in Section 6.3.7.1.

                  "Purchaser's Salaried Trust" shall have the meaning set forth in Section 6.3.7.1.

                  "Purchaser Tax Act" shall have the meaning set forth in
Section 9.6.1.1.

                  "Real Property Lease" shall have the meaning set forth in
Section 4.12.

                  "Recent Management Accounts" shall have the meaning set forth in Section 4.8.

                  "Remedial Action" means all actions affirmatively required by an Order of a Governmental Body enforcing Environmental Laws to investigate, clean up, remove, treat or otherwise address any Hazardous Material located at, on or under real property, and shall be limited to the least stringent standards applicable to the subject real estate.

                  "Salaried Pension Transferees" shall have the meaning set forth in Section 6.3.7.1.

                  "Securities Act" shall have the meaning set forth in Section 5.5.

                  "Securities and Exchange Commission" or "SEC" means the United States Securities and Exchange Commission.

                  "Seller" and "Sellers" shall have the meaning set forth in the first paragraph hereof.

                  "Seller DC Plan" shall have the meaning set forth in Section 6.3.6.

                  "Seller Documents" shall have the meaning set forth in Section 4.2.

                  "Seller Indemnified Parties" shall have the meaning set forth in Section 9.1.2.

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
                  "Seller Marks" shall have the meaning ascribed to such term in
Section 6.7.

                  "Sellers' Salaried Trust" shall have the meaning set forth in
Section 6.3.7.3.

                  "Seller Tax Act" shall have the meaning set forth in Section 9.6.1.2.

                  "Shares" shall have the meaning set forth in the first recital hereof.

                  "Software" means all computer programs embodied in Products or used in the manufacture or testing of Products.

                  "Standard Accounting Principles" shall have the meaning set forth in the definition of Accounting Principles.

                  "Straddle Period" shall have the meaning set forth in Section 9.6.1.3.

                  "Subsidiary" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by one or more of the Companies.

                  "Tax Asset" shall have the meaning set forth in Section
9.6.5.2.

                  "Tax Claim" shall have the meaning set forth in Section
9.6.2.1.

                  "Tax Indemnified Party" shall have the meaning set forth in
Section 9.6.2.1. "Tax Indemnifying Party" shall have the meaning set forth in
Section 9.6.2.1.

                  "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

                  "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all income, gross receipts, capital, sales, use, ad valorem, value added, environmental (including without limitation taxes under Code Section 59) transfer, franchise, profits, windfall profits, inventory, capital stock, alternative or add-on minimum, license, withholding, payroll, disability or workers' compensation, employment, social security, unemployment, excise, severance, stamp, registration, occupation, property (whether real, personal, intangible or mixed) and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) "Tax" shall have the correlative meaning any transferee liability in respect of any items described in clauses
(i) and/or (ii).

                  "Technology" means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, tools, inventions, creations, improvements, works of authorship other similar materials relating to the Products, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein, and all related technology used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

                  "Transfer Taxes" means all sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever.

                  "Treasury Regulation" or "Treas. Reg." means the regulations promulgated by the IRS under the Code.

                  "Unrelated Accounting Firm" shall have the meaning set forth in Section 2.2.1.4.

                  "U.S. GAAP" shall have the meaning set forth in Section 4.8.

                  "U.S. Employees" shall have the meaning set forth in Section 6.3.5.

                  10.2 Payment of Transfer Taxes. The Purchaser, on the one hand, and the Sellers and Invensys, on the other hand, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the other party for, 50% of any and all Transfer Taxes attributable to the transactions contemplated by this Agreement. Purchaser and Sellers shall use commercially reasonable efforts to mitigate, reduce or eliminate Transfer Taxes that could arise from, or be due as a result of, the transactions contemplated in this Agreement.

                  10.3 Expenses. Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall each bear their own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, including all fees and expenses of representatives, agents and advisors, it being understood that in no event shall the Companies or the Subsidiaries bear any of such costs and expenses.

                  10.4 Further Assurances. Each Seller and the Purchaser agrees to furnish upon request to each other such further information, to execute and deliver such other documents or agreements, and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the documents referred to in this Agreement, and the consummation of the transactions contemplated hereby.

                  10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                  10.6 Submission to Jurisdiction; Consent to Service of
Process.

                  10.6.1 The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Michigan over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action, or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

                  10.6.2 Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.9.

                  10.7 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and annexes hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                  10.8 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

                  10.9 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested, or (iii) sent by FedEx or other nationally recognized express carrier, fee prepaid to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

                  If to any Seller, to:

                           Invensys plc
                           Carlisle Place
                           London, SW1P 1BX
                           United Kingdom
                           Attn:  Corporate Secretary
                           Facsimile:  (44) (207) 821-3806

                  With a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York  10153
                           Attn:  Paul R. Lovejoy, Esq.
                           Facsimile:  (212) 310-8007

                  If to Purchaser, to:

                           Tecumseh Products Company
                           100 East Patterson Street
                           Tecumseh, Michigan  49286
                           Attn:  Todd W. Herrick
                           Facsimile:  (517) 423-8619

                  With a copy to:

                           Miller, Canfield, Paddock and Stone, P.L.C.
                           840 West Long Lake Road, Suite 200
                           Troy, Michigan  48098-6358
                           Attn:  David D. Joswick, Esq.,
                           Facsimile:  (248) 879-2001

                  10.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  10.11 Binding Effect; No Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

                  10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

            [The Remainder of this Page Is Intentionally Left Blank.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                   PURCHASER:

                                   TECUMSEH PRODUCTS COMPANY


                                   By:    /s/ TODD W. HERRICK
                                       ----------------------------------------
                                   Name:  Todd W. Herrick
                                   Title: President and Chief Executive Officer


                                   SELLERS:

                                  BTR INDUSTRIES LIMITED


                                  By:     /s/ KATHLEEN O'DONOVAN
                                     ------------------------------------------
                                  Name:   Kathleen O'Donovan
                                       ----------------------------------------
                                  Title:  Attorney-in-Fact
                                        ---------------------------------------


                                  BTR (EUROPEAN HOLDINGS) BV


                                  By:     /s/ KATHLEEN O'DONOVAN
                                     ------------------------------------------
                                  Name:   Kathleen O'Donovan
                                       ----------------------------------------
                                  Title:  Attorney-in-Fact
                                        ---------------------------------------


                                   CPN HOLDINGS PTY LIMITED


                                   By:    /s/ KATHLEEN O'DONOVAN
                                      -----------------------------------------
                                   Name:  Kathleen O'Donovan
                                        ---------------------------------------
                                   Title: Attorney-in-Fact
                                         --------------------------------------

                                   INVENSYS CONTROLS MEXICAN HOLDING, L.L.C.


                                   By:     /s/ KATHLEEN O'DONOVAN
                                      ------------------------------------------
                                   Name:   Kathleen O'Donovan
                                        ----------------------------------------
                                   Title:  Attorney-in-Fact
                                         ---------------------------------------


                                   BTR (USA) FINANCE COMPANY


                                   By:     /s/ KATHLEEN O'DONOVAN
                                      ------------------------------------------
                                   Name:   Kathleen O'Donovan
                                        ----------------------------------------
                                   Title:  Attorney-in-Fact
                                         ---------------------------------------


                                  INVENSYS PLC


                                  By:     /s/ KATHLEEN O'DONOVAN
                                     ------------------------------------------
                                  Name:   Kathleen O'Donovan
                                       ----------------------------------------
                                  Title:  Attorney-in-Fact
                                        ---------------------------------------